Exhibit 4.23

DATED 14 January, 2005

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY

BRITISH ENERGY GENERATION (UK) LIMITED

BRITISH ENERGY GENERATION LIMITED

BRITISH ENERGY GROUP PLC

AND

BRITISH ENERGY HOLDINGS PLC

HISTORIC LIABILITIES FUNDING AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(CDR/JEZS)

PI040680093

23.	ACCESS TO INFORMATION	40

24.	NOTICES	41

25.	ANNOUNCEMENTS	42

26.	CONFIDENTIALITY	43

27.	COSTS AND EXPENSES	45

28.	COUNTERPARTS	45

29.	CHOICE OF GOVERNING LAW	45

30.	DISPUTE RESOLUTION	45

31.	JURISDICTION	47

32.	AGENT FOR SERVICE	48

33.	VARIATION	48

Schedule 1 BNFL Historic Contracts		49

Schedule 2 Power Stations		50

Schedule 3 Strategic Exercises of Rights		51

Schedule 4 Determination of Licensee Historic Compensation Amount		55

Schedule 5 Deeds of Adherence and Release		57

HISTORIC LIABILITIES FUNDING AGREEMENT

DATE: 14 January, 2005

PARTIES:

(1)	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of One Victoria Street, London SW1V 0ET (the “Secretary of State”);

(2)	BRITISH ENERGY GENERATION (UK) LIMITED of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC117121) (“BEG(UK)”);

(3)	BRITISH ENERGY GENERATION LIMITED of Barnett Way, Barnwood, Gloucester, England GL4 7RS (registered in England No. 03076445) (“BEG”);

(4)	BRITISH ENERGY GROUP PLC Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC270184) (“BE plc”); AND

(5)	BRITISH ENERGY HOLDINGS PLC, of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC270186) (“Holdings”).

BACKGROUND

(A)	In 1996, the Secretary of State privatised certain parts of the nuclear generation industry through a sale of shares in British Energy Plc (“British Energy”).

(B)	In September 2002, British Energy initiated discussions with the Secretary of State with a view to seeking immediate financial support and to enable a longer term restructuring of British Energy to take place.

(C)	In November 2002, British Energy announced the principles of a restructuring of the British Energy group with its significant financial creditors which, together with other proposals agreed between British Energy and the Secretary of State, were intended to lead to a solvent restructuring of British Energy.

(D)	The proposals agreed between the Secretary of State and British Energy in connection with the restructuring of British Energy included a proposal for the funding of the liabilities of certain members of the British Energy group to BNFL under the BNFL Historic Contracts (as defined below).

(E)	British Energy, certain other members of the British Energy group and its significant financial creditors entered into a creditors’ restructuring agreement dated as of 30 September 2003 (the “Creditor Restructuring Agreement”), under the terms of which a solvent restructuring of the British Energy group would be effected. The solvent restructuring of the British Energy group to be thereby effected involved, inter alia, the creation of a new ultimate parent company, BE plc and a new wholly-owned subsidiary of BE plc, Holdings. BE plc and Holdings are the holding companies of British Energy, BEG and BEG (UK).

(F)	On 1 October 2003, British Energy, BEG, BEG (UK), certain other members of the British Energy group, NLF and the Secretary of State entered into an agreement (the “Government Restructuring Agreement”) under the terms of which they agreed to enter into the agreements that constitute the Liabilities Documents (as defined herein) including, amongst other agreements, this Agreement.

(G)	Subject to the conditions set out in the Government Restructuring Agreement (which have been satisfied in full or waived in accordance with the terms thereof), the parties to this agreement have agreed, inter alia, to enter into this Agreement in order to give effect to the proposal for the funding of the liabilities of certain members of the British Energy group to BNFL under the BNFL Historic Contracts.

(H)	The undertaking to make payments given by the Secretary of State in this Agreement is given to the extent permitted by (a) paragraph 1 of Schedule 12 to the Electricity Act 1989, and (b) section 1 of the Electricity (Miscellaneous Provisions) Act 2003.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the recitals):

“1995 Agreement”	means the agreement dated 31st March 1995 (as amended from time to time, including by way of a deed of amendment dated 16th May 2003) and entered into by BNFL and Nuclear Electric plc (as novated to Nuclear Electric Limited, now BEG) for the storage and reprocessing of irradiated oxide fuel and related services;

“BE Parties”	means each of the Licensees, BE plc and Holdings and any other company that is, from time to time, party to this Agreement and that in any case is also a member of the Group;

“BNFL”	means British Nuclear Fuels plc (company number 1002607) whose registered office is at Risley, Warrington, Cheshire WA3 6AS or its successors or permitted assignees, including any person to whom British Nuclear Fuels plc (or its successors or permitted assignees) may assign or transfer any of its rights or obligations under the BNFL Historic Contracts in accordance with the terms thereof;

“BNFL Ancillary Agreements”	has the meaning given in paragraph 3 of Schedule 1 (BNFL Historic Contracts);

“BNFL Historic Contracts”	has the meaning given in paragraph 1 of Schedule 1 (BNFL Historic Contracts). For the purposes of this Agreement, “BNFL Historic Contracts” includes only those terms set out on the face of the BNFL Historic Contracts and any terms implied therein by law, and excludes any pre-contractual statements not set out therein and any collateral warranties or contracts;

“BNFL Historic Fuel Contracts”	has the meaning given in paragraph 2 of Schedule 1 (BNFL Historic Contracts);

“British Energy”	has the meaning given in Recital (A);

“Contribution Agreement”	means the contribution agreement entered into on the same date as this Agreement between the Secretary of State, NLF, BEG(UK), BEG, BE plc and Holdings pursuant to which BEG and BEG(UK) agree to make the British Energy Contributions;

“Creditor Restructuring Agreement”	has the meaning given in Recital (E);

“Deed of Adherence”	means a deed of adherence in the form or substantially in the form set out in Part 1 of Schedule 5 (Deeds of Adherence and Release);

“Deed of Release”	means a deed of release in the form or substantially in the form set out in Part 3 of Schedule 5 (Deeds of Adherence and Release);

“Default Event”	has the meaning given in clause 11 (Events of Default);

“Defaulting Party”	has the meaning given in clause 11 (Events of Default);

“Delivered”	has the meaning given in the BNFL Historic Contracts;

“Dispute”	has the meaning given in clause 30.1;

“Excluded Historic Liabilities”	has the meaning given in clause 3.1;

“Exercise of Rights”	means the exercise of (or refraining from exercise of) any right or discretion by a Licensee under a BNFL Historic Contract or the agreement in writing by a Licensee of any future course of conduct, action, cost, rebate, or other matter with BNFL in accordance with the terms of a BNFL

His toric Contract which will or is reasonably expected to give rise to an Incremental Historic Liability;

“Expert”	means an expert appointed in accordance with clause 30 (Dispute Resolution);

“Fixed Historic Liabilities”	means the amounts payable under clause 12.3 (as adjusted for inflation pursuant to clause 12.7) of the 1995 Agreement and clause 12.3 (as adjusted for inflation pursuant to clause 12.7) of the SNL Agreement;

“Fixed Payment Criteria”	has the meaning given in clause 2.3;

“Government Restructuring Agreement”	has the meaning given in Recital (F);

“Historic Fuel”	has the meaning ascribed to “Fuel” in the 1995 Agreement and the SNL Agreement;

“Historic Liabilities”	means the Fixed Historic Liabilities and the Incremental Historic Liabilities;

“Incremental Historic Liabilities”	means all amounts due and owing under and in accordance with the terms of the BNFL Historic Contracts but excluding Fixed Historic Liabilities;

“Incremental Payment Criteria”	has the meaning given in clause 2.4;

“Key Exercise of Rights”

means:

(a)    a Strategic Exercise of Rights; or

(b)    a Non-Strategic Exercise of Rights which:

(i)     results in an increase in Historic Liabilities of £15,000 (on an undiscounted basis) or more; or

(ii)    when the increase in Historic Liabilities arising as a result of that Exercise of Rights is aggregated with all other increases in Historic Liabilities arising as a result of other Exercises of Rights in that Financial Period, results in an increase in the Net Present Value of Historic Liabilities of £50,000 or more;

“Licensee”

means from time to time each of:

(A)   BEG and BEG(UK); and

(B)   any person who satisfies the criteria set out in clause 21.2 and who has executed a Deed of Adherence; and

(C)   any person deemed to be a Licensee for the purposes of this Agreement in accordance with clause 21.3;

“Licensee Historic Compensation Amount”	has the meaning given in clause 6 (Compensation for Secretary of State Exercise of Rights and Net Cost Exercise of Rights);

“Minimum Contracting Standard”

means, in relation to an Exercise of Rights:

(a)    the exercise of such discretion in such manner; and

(b)    the agreement of such matters,

in each case with reasonable care, in compliance with Applicable Law and Accepted Standards, and in a similar manner as if the Licensee was bearing the Historic Liabilities and all other decommissioning liabilities, uncontracted and contracted liabilities and other nuclear-related liabilities arising in connection with the Operation of each Power Station;

“Net Cost”	means the sum of:

(A) costs and expenses, including attributable overheads;

(B) reductions in income; and

(C)   any Value Added Tax referable to (A) and (B) to the extent that such Value Added Tax is reasonably expected to be not recoverable (whether by a Licensee or the representative member of its Value Added Tax group registration);

“Net Cost Exercise of Rights”	means an Exercise of Rights (other than a Secretary of State Exercise of Rights) which will result in, or could reasonably be expected to result in, a decrease in Historic Liabilities but which will also result in, or could reasonably be expected to result in, a Licensee incurring a net cost;

“Net Present Value” or “NPV”	has the meaning given in clause 1.2(O);

“New Fuel”	has the meaning given in the BNFL Historic Contracts;

“NLF”	means Nuclear Generation Decommissioning Fund Limited (to be renamed Nuclear Liabilities Fund Limited) of 16 Rothesay Place, Edinburgh EH3 7SQ (registered in Scotland No. SC164685);

“NLFA”	means the nuclear liabilities funding agreement of even date between the Secretary of State, NLF, BEG(UK), BEG, BE plc and Holdings;

“NLF Bonds”	means £275,000,000 bonds to be issued by BE plc to NLF under the Contribution Agreement;

“Non-Standard Fuel”	has the meaning given in the BNFL Historic Fuel Contracts;

“Non-Strategic Exercise of Rights”	means an Exercise of Rights other than a Strategic Exercise of Rights;

“Notice of Dispute”	has the meaning given in clause 30.1;

“Option Agreement”	means the option agreement dated the same date as this Agreement, between the Secretary of State, BEG, BEG(UK), BE plc and Holdings pursuant to which BEG and BEG(UK) each grant an option to the Secretary of State to acquire the Power Stations;

“Power Stations”	means each nuclear power station described in Parts 1 and 2 of Schedule 2 (Power Stations) and references to a Power Station or Power Stations of a Licensee are to the Power Station or Power Stations listed under the Licensee’s name in Schedule 2 (Power Stations) and references to a Licensee of a Power Station are to the relevant Licensee listed in Schedule 2 (Power Stations) (including Schedule 2 (Power Stations) as it may be amended from time to time pursuant to paragraph 6 of Part 1 of Schedule 5 (Deeds of Adherence and Release);

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“Reconciliation Statement”	has the meaning given in clause 3.2(C);

“Secretary of State Exercise of Rights”	means an Exercise of Rights (other than a Net Cost Exercise of Rights) which the Secretary of State requires a Licensee to make in accordance with clause 5.4;

“Service Document”	has the meaning given to it in clause 32.4;

“SNL Agreement”	means the agreement dated 30th March 1995 (as amended from time to time, including by way of a deed of amendment dated 16th May 2003) entered into by BNFL and Scottish Nuclear Limited (now BEG(UK)) for the storage and reprocessing of irradiated oxide fuel and related services; and

“Strategic Exercise of Rights”	means an Exercise of Rights under any of the provisions listed in Schedule 3 (Strategic Exercises of Rights).

1.2	Unless otherwise stated:

(A)	words importing the singular only shall include the plural and vice versa;

(B)	references to any “party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(F)	references to times are to London time;

(G)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(H)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

(I)	the schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and reference to this Agreement shall include the schedules;

(J)	a reference to a clause, paragraph or a schedule is a reference to a clause, sub-clause or paragraph of, or a schedule to, this Agreement;

(K)	(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

	(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(L)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England and Wales be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(M)	a reference to “cost” or “expense” of any person shall not include any amount paid or payable in respect of Value Added Tax that is recoverable by that person or the representative member of its Value Added Tax group registration;

(N)	references to Value Added Tax being “recoverable” shall mean credit (as input tax) being allowable in respect of the relevant amount of Value Added Tax, in accordance with the Value Added Tax Act 1994 and any regulations made thereunder, or (in the case of any other tax on value or turnover which is enacted in addition to or in substitution of value added tax charged in accordance with that Act) relief having corresponding economic effect being allowable;

(O)	where any provision of this Agreement requires the calculation of a “Net Present Value” or “NPV”, the amount shall be calculated in accordance with this Agreement using generally accepted methodologies for the calculation of net present values. Where this Agreement does not specify who is to perform the calculation and the parties are unable to agree the calculation, the calculation shall be referred to an Expert for determination;

(P)	words importing any gender shall include all other genders;

(Q)	words importing natural persons shall include corporations; and

(R)	with effect from the date (if any) that the United Kingdom adopts the Euro as its lawful currency in substitution for sterling:

(i)	payments falling due under this Agreement shall be made by the payer to the recipient in Euros;

(ii)	no payments which would have been payable in sterling under this Agreement but for the adoption of the Euro by the United Kingdom as its lawful currency shall be made in sterling or national currency units;

(iii)	all amounts stated in sterling shall be converted into Euros at the fixed conversion rate provided for by the laws of England; and

(iv)	all amounts required to be calculated in sterling shall be calculated in Euros.

1.3	All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

1.4	Capitalised terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the NLFA.

2.	SECRETARY OF STATE PAYMENTS

Undertaking

2.1	The Secretary of State undertakes to each Licensee to make payments in respect of Historic Liabilities of the Licensee (other than Excluded Historic Liabilities) and Licensee Historic Compensation Amounts on the terms of this Agreement and otherwise to comply with the terms of this Agreement.

2.2	The undertaking given by the Secretary of State to make payments under this Agreement is given, as the case may be:

(A)	to the extent permitted by paragraph 1 of Schedule 12 to the Electricity Act 1989, under that paragraph; and

(B)	to the extent permitted by section 1 of the Electricity (Miscellaneous Provisions) Act 2003, under that section.

Application Procedure

2.3	Any application by a Licensee for payment in respect of Fixed Historic Liabilities must satisfy the following criteria (the “Fixed Payment Criteria”) as at the date of the application and at the date of payment, namely that the application is accompanied by an invoice addressed to the Licensee from BNFL for the amount in respect of which the application is made, and such amount (excluding any Value Added Tax thereon or other Tax required by legislation thereon) (save for payments made under clause 6.1 below):

(A)	is equal to the sum of (a) the relevant amount listed in the relevant payment schedule in which the Fixed Historic Liabilities are set out and (b) any adjustment for inflation in accordance with the terms of the relevant BNFL Historic Contract; and

(B)	has not already been paid by the Secretary of State.

2.4	Any application by a Licensee for payment in respect of Incremental Historic Liabilities must satisfy the following criteria (the “Incremental Payment Criteria”) as at the date of the application and at the date of payment, namely:

(A)	the application is made to the Secretary of State in writing and for a specified sum, excluding any Value Added Tax and/or any other Tax required by legislation thereon and referable to such Incremental Historic Liabilities (unless the application is accompanied by written confirmation from the applicant satisfactory to the Secretary of State that such Value Added Tax and/or other Tax is not recoverable by the applicant (or the representative of its Value Added Tax group registration) in which case it shall be included); and

(B)	the application is accompanied by written or permanent materials reasonably satisfactory to the Secretary of State (including, where applicable, copies of any invoices in respect of the sums which are the subject of the application) substantiating:

(i)	the calculation of the sum in respect of which the application is made;

(ii)	(a) the date on which the sum in respect of which the application is made is due and payable, or (b) that the sum represents an amount which has been paid or incurred by the applicant;

(iii)	confirmation that none of the amounts that are the subject of the application are in dispute or, to the extent that there is a dispute between the applicant Licensee and BNFL regarding any Incremental Historic Liability invoiced by BNFL under the BNFL Historic Contracts in an invoice or invoices the subject of this application, details of the dispute and a breakdown, in form and substance reasonably satisfactory to the Secretary of State, of the relevant invoices into disputed and undisputed amounts. Any undisputed amounts shall be treated as due and payable for the purposes of this Agreement and any disputed amounts shall not be treated as due and payable for the purposes of this Agreement unless and until the applicant Licensee provides the Secretary of State with evidence, in form and substance reasonably satisfactory to the Secretary of State, that the dispute has been resolved and the relevant amounts are due and payable;

(iv)	the basis on which the Incremental Historic Liability for which payment is required has arisen, including a description of any works (from which such Incremental Historic Liability derives) carried out or to be carried out;

(v)	confirmation by an appropriate and authorised employee or officer of the applicant Licensee that, in his or her reasonable opinion, the Incremental Historic Liability in respect of which the application is made does not constitute an Excluded Historic Liability; and

(vi)	confirmation by an appropriate and authorised employee or officer of the applicant Licensee that, in his or her reasonable opinion, no part of the Incremental Historic Liability is recoverable from BNFL (and the parties agree that any amounts so recoverable by the Licensee from BNFL shall be Excluded Historic Liabilities).

Disputes

2.5	(A)	Subject to clause 2.5(B):

(i)	if the Secretary of State disputes a confirmation made under clause 2.4(B)(v) or (vi) and such confirmation was given in respect of Incremental Historic Liabilities already approved by her as at the date of such confirmation, she shall give notice of such dispute to the relevant Licensee within 20 Business Days after such confirmation is given; or

(ii)	if the Secretary of State disputes a confirmation made under clause 2.4(B)(v) or (vi) and such confirmation was given in respect of Incremental Historic Liabilities not previously approved by her as at the date of such confirmation, she shall give notice of such dispute to the relevant Licensee within 40 Business Days after such confirmation is given, and, if the disputed matter cannot be resolved by discussion between the Secretary of State and the applicant Licensee, the Secretary of State may refer the disputed matter to the Expert, and, on the basis of the Expert’s determination of such question, the Expert shall determine, pursuant to clauses 30.4 to 30.11, whether or not the confirmation so disputed was correctly given. If the Expert determines that the confirmation so disputed was incorrectly given, the liabilities in respect of which such confirmation was made shall be Excluded Historic Liabilities. If the Expert determines that such confirmation was correctly given, then, provided that the other Incremental Payment Criteria have been met, the Secretary of State shall make payment of such Incremental Historic Liabilities in accordance with this clause 2 (Secretary of State Payments).

(B)	The Secretary of State shall make payment to BNFL or the Licensee (as the case may be) in respect of Incremental Historic Liabilities which arise or result from a Non-Strategic Exercise of Rights which is not a Key Exercise of Rights if the Incremental Payment Criteria are met, notwithstanding that the Secretary of State may, pursuant to clause 2.5(A), be disputing a confirmation made under clause 2.4(B)(v) or (vi). If it is determined pursuant to clause 2.5(A) that the liabilities the subject of such application were Excluded Historic Liabilities or were recoverable from BNFL, the Licensee, within 10 Business Days, shall reimburse the Secretary of State for such sum wrongly paid, together with interest calculated from day to day at LIBOR plus 2 per cent. per annum on that sum from (and including) the date of payment by the Secretary of State to (but excluding) the date of reimbursement.

Payment

2.6	(A)	Subject to clause 2.5(B), an application made under clause 2.3 or 2.4 shall lead to a payment by the Secretary of State on a non-discretionary basis only if:

(i)	in the case of a Fixed Historic Liability, the application meets the Fixed Payment Criteria; or

(ii)	in the case of an Incremental Historic Liability, the application meets the Incremental Payment Criteria,

and, where the Fixed Payment Criteria or Incremental Payment Criteria (as the case may be) are met, the Secretary of State shall make such payment no later than the date on which the sum which is the subject of the application is due and payable under the BNFL Historic Contracts or, if later, 10 Business Days after the Fixed Payment Criteria or Incremental Payment Criteria (as the case may be) are met.

(B)	Any payment made by the Secretary of State pursuant to clause 2.6(A) shall be made exclusive of any Value Added Tax and/or any other Tax required by legislation and referable to such Historic Liabilities (unless the application made pursuant to clause 2.3 or 2.4 is accompanied by written confirmation from the applicant satisfactory to the Secretary of State that such Value Added Tax and/or any other Tax required by legislation and referable to such Historic Liabilities is not recoverable (or is not recoverable in part) by the applicant (or the representative of its Value Added Tax group registration) in which case such payment shall be increased by an amount equal to the Value Added Tax and/or any other Tax) (or part thereof, as the case may be) which has been confirmed as not recoverable in accordance with this clause 2.6(B). To the extent that such confirmation is not satisfactory to the Secretary of State then the provisions of clause 30 (Dispute Resolution) shall apply.

Payment Procedures

2.7	Where a payment is to be made by the Secretary of State in respect of an Historic Liability:

(A)	that has already been incurred and paid by a Licensee, the Secretary of State will make payment of the relevant sum by transfer of cleared funds to the nominated account of the Licensee; or

(B)	that has been incurred but not yet paid by a Licensee, the Secretary of State will make payment of the relevant sum direct to BNFL and inform the Licensee that she has done so.

2.8	Notwithstanding any other terms of this Agreement, each Licensee acknowledges and agrees that it will not in any circumstances or at any time:

(A)	have any right in, or right to receive, any sum payable or paid by the Secretary of State to BNFL under clause 2.7(B); or

(B)	demand that any sum payable or paid by the Secretary of State to BNFL under clause 2.7(B) be paid directly to it; or

(C)	make any claim or take or initiate any action to require or compel the Secretary of State to pay to it any sum due to BNFL under clause 2.7(B); or

(D)	apply any amounts paid to it by the Secretary of State, in accordance with the terms of this Agreement in respect of Historic Liabilities which it has not already paid, for any purpose other than for the purpose of discharging such Historic Liabilities and, pending or in default of their application for such purpose, each Licensee undertakes to hold such amounts, together with any amounts recovered by it from BNFL which are payable to the Secretary of State, on trust for the Secretary of State in a separate account in which such amounts shall not be commingled with the Licensee’s property.

Excluded Historic Liabilities

2.9	Each Licensee acknowledges that the payment of any amount by the Secretary of State under the foregoing provisions of this clause 2 (Secretary of State Payments) which is subsequently agreed or determined to have been paid in respect of an Excluded Historic Liability shall not be treated as an acceptance or admission by the Secretary of State that such amount was not an Excluded Historic Liability, and shall not affect a Licensee’s obligation under this Agreement to indemnify the Secretary of State in respect of any such Excluded Historic Liability.

3.	EXCLUDED HISTORIC LIABILITIES

3.1	“Excluded Historic Liabilities” comprise:

(A)	liabilities arising under the BNFL Ancillary Agreements in relation to New Fuel as determined in accordance with clause 3.2 below;

(B)	Incremental Historic Liabilities arising as a result of a breach by a Licensee of the terms of a BNFL Historic Contract after the Restructuring Principles Date including any and all liabilities representing liquidated damages under the terms of a BNFL Historic Contract (except to the extent that such liabilities result or arise from an act or omission of the Secretary of State (acting solely in her capacity as a party to the Liabilities Documents) after the Restructuring Date);

(C)	except as provided in clause 3.3 below:

(i)	Incremental Historic Liabilities deriving from Non-Standard Fuel where the event that caused the fuel to become Non-Standard Fuel was a failure by a Licensee to comply with the Minimum Performance Standard; or

(ii)	Incremental Historic Liabilities deriving from a Licensee opting to package Non-Standard Fuel in 5” cans;

(D)	Incremental Historic Liabilities arising out of a Non-Strategic Exercise of Rights (whether or not such Exercise of Rights is a Key Exercise of Rights) which does not comply with the Minimum Contracting Standard;

(E)	Incremental Historic Liabilities arising as a result of the occurrence of:

(i)	a Licensee failing (or being deemed to fail by this Agreement or the NLFA) to comply with the Minimum Performance Standard; or

(ii)	a Licensee implementing a Licensee Change; and

(F)	any other liability described as, or deemed to be, an Excluded Historic Liability in or by any provision of this Agreement.

3.2	To the extent that liabilities arising under the BNFL Ancillary Agreements are in relation to both New Fuel and Historic Fuel, such liabilities shall be pro-rated between New Fuel and Historic Fuel on the following basis:

(A)	no longer than 20 Business Days prior to the start of a Financial Period, each Licensee shall provide the Secretary of State with its good faith estimate of the ratio of New Fuel to Historic Fuel to be Delivered from its Power Stations in the forthcoming Financial Period, based on its reasonable estimates of the quantity of New Fuel and the quantity of Historic Fuel to be so Delivered;

(B)	during a Financial Period, liabilities arising under the BNFL Ancillary Agreements that relate to both New Fuel and Historic Fuel shall be pro-rated between New Fuel and Historic Fuel, and paid by the relevant Licensee and Secretary of State respectively, according to the estimated ratio provided to the Secretary of State pursuant to clause 3.2(A);

(C)	no later than 30 Business Days following the end of each Financial Period, each Licensee shall provide the Secretary of State with a reconciliation statement (“Reconciliation Statement”) showing:

(i)	the actual quantity of New Fuel and Historic Fuel Delivered in the previous Financial Period;

(ii)	the ratio of New Fuel to Historic Fuel Delivered in the previous Financial Period, based on the actual quantities referred to in clause 3.2(C)(i);

(iii)	the amount of liabilities arising under the BNFL Ancillary Agreements that, based on the ratio referred to in clause 3.2(C)(ii) above, should have been attributed to each of (a) New Fuel and (b) Historic Fuel, and payable by each of the relevant Licensee and Secretary of State respectively, had the actual quantities of New Fuel and Historic Fuel Delivered in the previous Financial Period been known at the time of payment to BNFL;

(iv)	the difference between those amounts calculated pursuant to clause 3.2(C)(iii) and the sums actually paid by each of the relevant Licensee and Secretary of State to BNFL in relation to those liabilities in the previous Financial Period; and

(v)	whether the difference referred to in clause 3.2(C)(iv) represents an amount payable by the relevant Licensee to the Secretary of State or by the Secretary of State to the relevant Licensee,

provided that where the Excluded Historic Liabilities arising in a Financial Period under the BNFL Ancillary Agreements are in excess of £15,000, such amount (which shall include such excess amount) shall be included in the Reconciliation Statement as being to the relevant Licensee’s account;

(D)	payment by the relevant Licensee or the Secretary of State of the amount referred to in clause 3.2(C)(v) shall be due 20 Business Days after the receipt by the Secretary of State of the Reconciliation Statement;

(E)	if the Secretary of State gives notice to the relevant Licensee that she disputes any of the estimates, calculations or information provided by a Licensee pursuant to this clause 3.2, the relevant Licensee and the Secretary of State shall meet within 10 Business Days to discuss the Secretary of State’s objection. If the relevant Licensee and Secretary of State are unable to resolve the dispute within 10 Business Days, either party may refer the dispute for Expert resolution pursuant to clauses 30.4 to 30.11; and

(F)	either party acting reasonably and having regard to the viability of the administration of the pro-rating provisions set out in this clause 3.2 may, from time to time, request modifications to such provisions.

3.3	Notwithstanding clause 3.1(C) above, liabilities deriving from Non-Standard Fuel shall not be Excluded Historic Liabilities if the event which caused the fuel to become Non-Standard Fuel occurred prior to the Restructuring Principles Date.

3.4	Except to the extent that the Secretary of State (with the approval of Her Majesty’s Treasury) (i) assumes responsibility for any Excluded Historic Liabilities in accordance with the terms of this Agreement, or (ii) otherwise agrees with a Licensee that it will assume responsibility for any Excluded Historic Liabilities, including pursuant to the Option Agreement:

(A)	any and all Excluded Historic Liabilities shall be for the account of the Licensees;

(B)	the Secretary of State shall not have any liability in respect of any Excluded Historic Liabilities; and

(C)	the Licensees shall keep the Secretary of State indemnified from and against any loss, cost, expense, liability, claim or damage which the Secretary of State properly and reasonably incurs or suffers, directly or indirectly, as a result of the Licensees not meeting or discharging an Excluded Historic Liability, including any costs incurred or suffered by the Crown in relation to an Excluded Historic Liability upon the acquisition by it or any other person of any Power Station or other property of a Licensee or any costs incurred or suffered by the Crown in relation to an Excluded Historic Liability upon the acquisition by it by operation of law of any Power Station or any other property of a Licensee following a Default Event.

4.	MINIMUM CONTRACTING STANDARD AND MINIMUM PERFORMANCE STANDARD

Compliance with Standard

4.1	Unless specifically permitted by the terms of this Agreement not so to comply, each Licensee undertakes to the Secretary of State that, for so long as any Historic Liabilities or any other payments under this Agreement remain to be paid, settled or discharged, it shall comply with the Minimum Contracting Standard with respect to any Non-Strategic Exercise of Rights.

4.2	Notwithstanding clause 15 (Remedy and Waivers), except in the case of fraud, where a Licensee fails to comply with the Minimum Contracting Standard or Minimum Performance Standard, its liability under this Agreement for such failure shall be limited solely to the liabilities expressed in this Agreement to arise upon the occurrence of such a failure.

Deemed Compliance and Non-Compliance

4.3	Subject to clause 4.4, for the purposes of this Agreement, each Licensee shall be deemed to have complied, or be in compliance, with the Minimum Contracting Standard in respect of each of the BNFL Historic Contracts:

(A)	at any time up to but excluding the Restructuring Principles Date; and

(B)	to the extent that it makes an Exercise of Rights on or after the Restructuring Principles Date which is consistent with or equivalent to an Exercise of Rights it made prior to the Restructuring Principles Date.

4.4	Notwithstanding clause 4.3, a Licensee shall not be deemed to have complied with the Minimum Contracting Standard by virtue of the fact that it makes an Exercise of Rights which is consistent with an Exercise of Rights it made prior to the Restructuring Principles Date if:

(A)	there is or was a change in circumstance or there occurs or occurred any event after the Restructuring Principles Date as a result of which, in order to maintain its compliance with the Minimum Contracting Standard, the Licensee should not make or should not have made such an Exercise of Rights; or

(B)	the making of the Exercise of Rights prior to the Restructuring Principles Date, was in breach of any Applicable Law, any Accepted Standard, or the terms of a BNFL Historic Contract,

and a Licensee shall be deemed to be failing to comply with the Minimum Contracting Standard if and to the extent it implements an Exercise of Rights, on or after the Restructuring Principles Date, in breach of any Applicable Law or Accepted Standard or in breach of this Agreement or of the terms of a BNFL Historic Contract.

4.5	When a Licensee is deemed pursuant to the NLFA to have complied, or to have failed to comply, with the Minimum Performance Standard, the Licensee shall be so deemed for the purposes of this Agreement.

4.6	The parties agree that failure to comply with the Minimum Contracting Standard by reason of the Secretary of State not approving a Key Exercise of Rights shall not constitute a failure to comply with the Minimum Contracting Standard for the purposes of this Agreement.

Emergencies, Applicable Law and Regulatory Requirements

4.7	Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that:

(A)	nothing in this Agreement shall prevent a Licensee from taking such action as it considers necessary:

(i)	in an emergency to prevent, mitigate or remedy any event that may prejudice the safety of employees or the public or may harm the environment; or

(ii)	to comply with any Applicable Law including (without limitation) to prevent, mitigate or remedy any breach of a limitation or condition of a Licence or of an authorisation issued under the Radioactive Substances Act 1993, provided that, if the occurrence of the emergency or the taking of any action under paragraph (i) or (ii) above gives rise to an increase in Historic Liabilities, the terms of this Agreement shall apply in determining whether the increase constitutes an Excluded Historic Liability or not; and

(B)	the Licensees are not required, pursuant to this Agreement, to do any act or omit to do any act if:

(i)	any Regulator would consider such act or omission unacceptable; or

(ii)	the act or omission would cause the Licensee to be in breach of any Licence condition or Applicable Law; and

(C)	nothing in this Agreement shall oblige the Secretary of State to monitor a Licensee’s compliance with the Minimum Contracting Standard or the Minimum Performance Standard.

5.	EXERCISE OF RIGHTS BY LICENSEE

Restriction on Implementing Exercise of Rights

5.1	Except as otherwise permitted by the following provisions of this clause 5 (Exercise of Rights by Licensee), each Licensee undertakes to the Secretary of State not to make or implement any Key Exercise of Rights unless:

(A)	if the Key Exercise of Rights is a Non-Strategic Exercise of Rights, the Licensee has complied with the provisions of clause 5.2; or

(B)	if the Key Exercise of Rights is a Strategic Exercise of Rights, the Licensee has complied with the provisions of clause 5.3; or

(C)	the Key Exercise of Rights is otherwise agreed by the Licensee and the Secretary of State on such terms as the Licensee and Secretary of State may agree, provided that the Secretary of State shall not be obliged to agree any proposed Exercise of Rights under this clause 5.1(C), including (in particular) if the proposed Exercise of Rights falls within the scope of clauses 5.1(A) or 5.1(B).

Non-Strategic Exercises of Rights

5.2	In relation to a proposed Key Exercise of Rights which is a Non-Strategic Exercise of Rights, a Licensee is entitled either to:

(A)	give notice in writing to the Secretary of State specifying in reasonable detail the proposed Non-Strategic Exercise of Rights and the reasons therefor, in which case:

(i)	within 20 Business Days of receipt of such notice, the Secretary of State shall give notice in writing to the Licensee confirming whether or not she approves the proposed Non-Strategic Exercise of Rights. If the Secretary of State gives notice that she approves such Exercise of Rights, or gives no notice, any increase in Historic Liabilities arising as a result of the Non-Strategic Exercise of Rights shall then constitute Incremental Historic Liabilities and shall not constitute Excluded Historic Liabilities; and

(ii)	if the Secretary of State gives notice to the Licensee in accordance with clause 5.2(A)(i) that she objects to the proposed Non-Strategic Exercise of Rights (either in whole or part) on the grounds that it is not in compliance with the Minimum Contracting Standard, the Secretary of State and the Licensee shall meet as soon as reasonably practicable, and in any event no later than 20 Business Days following receipt of the notice of the Licensee, to discuss the proposed Non-Strategic Exercise of Rights and the reasons for the Secretary of State’s objection thereto; and

(iii)	if, following compliance with clause 5.2(A)(ii), the Secretary of State still objects to the proposed Non-Strategic Exercise of Rights, the matter in dispute may be referred by either party to the Expert for resolution as to whether the Non-Strategic Exercise of Rights is in compliance with the Minimum Contracting Standard; or

(B)	implement the Non-Strategic Exercise of Rights and pay BNFL in respect thereof without notice to the Secretary of State and without prejudice to the Secretary of State’s right pursuant to clause 2.5(A), on application by the Licensee under clause 2 (Secretary of State Payments) for reimbursement of such payment, to dispute a confirmation given pursuant to clause 2.4(B)(v) or (vi).

The Licensee may withdraw any notice given under clause 5.2(A) at any time prior to implementing the Non-Strategic Exercise of Rights in question and elect to proceed under clause 5.2(B).

Strategic Exercises of Rights

5.3	In relation to a Key Exercise of Rights which is a Strategic Exercise of Rights, the Licensee shall:

(A)	give notice in writing to the Secretary of State specifying in reasonable detail the proposed Strategic Exercise of Rights and the reasons therefor, in which case:

(i)	within 20 Business Days of receipt of such notice, the Secretary of State shall give notice in writing to the Licensee confirming whether or not she approves the proposed Strategic Exercise of Rights. If the Secretary of State gives notice that she approves such Strategic Exercise of Rights, any increase in Historic Liabilities arising as a result thereof shall then constitute Incremental Historic Liabilities and shall not constitute Excluded Historic Liabilities; and

(ii)	if the Secretary of State gives notice to the Licensee in accordance with clause 5.3(A)(i) that she does not approve the proposed Strategic Exercise of Rights (either in whole or part), the Secretary of State and the Licensee shall meet as soon as reasonably practicable, and in any event no later than 20 Business Days following receipt of the notice of the Licensee, to discuss the proposed Strategic Exercise of Rights and the reasons for the Secretary of State’s objection thereto; and

(iii)	if, following compliance with clause 5.3(A)(ii), the Secretary of State still objects to the proposed Strategic Exercise of Rights the Licensee shall not implement it; and

(iv)	notwithstanding clause 5.3(A)(ii) or (iii), where clause 4.7 applies in relation to a proposed Strategic Exercise of Rights, the Secretary of State shall approve such Strategic Exercise of Rights and the terms of this Agreement shall apply in determining whether any resulting increase in Historic Liabilities shall constitute Excluded Historic Liabilities or not.

Secretary of State Exercise of Rights

5.4	(A)	If (i) the Secretary of State so requests (with the approval of Her Majesty’s Treasury), and (ii) the Secretary of State has complied with this clause 5.4, a Licensee shall, subject to the provisions of this clause 5.4, implement a Secretary of State Exercise of Rights. Subject to the provisions of this clause 5.4, there shall be no limitations on the nature of a Secretary of State Exercise of Rights requested by the Secretary of State.

(B)	In relation to a proposed Secretary of State Exercise of Rights, the Secretary of State shall give notice in writing to the Licensee specifying in reasonable detail the proposed Secretary of State Exercise of Rights and the reasons therefor, including details of the reduction in Historic Liabilities which would arise, or could reasonably be expected to arise, as a result of the proposed Exercise of Rights being implemented.

(C)	Except as set out below, the Licensee shall be required to implement the proposed Secretary of State Exercise of Rights following the agreement or determination of the compensation to be paid by the Secretary of State to the Licensee in accordance with clause 6 (Compensation for Secretary of State Exercise of Rights and Net Cost Exercise of Rights). The Licensee shall not be required to implement a Secretary of State Exercise of Rights if:

(i)	the proposed Secretary of State Exercise of Rights is a Non-Strategic Exercise of Rights and will not result in, or could not reasonably be expected to result in, a reduction of £10,000,000 or more, expressed in Net Present Value terms, in respect of the Costs of Discharging Liabilities; or

(ii)	the proposed Secretary of State Exercise of Rights is a Non-Strategic Exercise of Rights and a reasonable and prudent operator who was responsible for implementing the proposed Secretary of State Exercise of Rights and who stood to bear all Historic Liabilities arising in connection with BNFL Historic Contracts would, acting reasonably and taking account of any compensation or other amounts receivable in connection therewith, not implement the proposed Secretary of State Exercise of Rights; or

(iii)	a Regulator objects to the proposed Secretary of State Exercise of Rights; or

(iv)	BNFL’s agreement is necessary to implement the proposed Secretary of State Exercise of Rights and such agreement is not reached with BNFL, provided that the Licensee has used its reasonable endeavours to obtain such BNFL agreement.

(D)	If a Licensee refuses to implement a Secretary of State Exercise of Rights on the basis of one of the reasons set out in clause 5.4(C), the Secretary of State does not agree with the reason for such refusal, and the Secretary of State and the Licensee are unable to resolve the dispute within 40 Business Days, the matter in dispute may be referred by the Licensee or the Secretary of State to the Expert for resolution pursuant to clauses 30.4 to 30.11, provided that no determination by the Expert may require the Licensee to carry out a Secretary of State Exercise of Rights to which a Regulator objects.

(E)	Subject to clause 5.4(C), if, following compliance with clause 5.4(B) and agreement or resolution pursuant to 5.4(D), it is found that the Licensee has no grounds to refuse to implement the Secretary of State Exercise of Rights and the Licensee fails to implement the same, any Historic Liabilities which would not have arisen had the Licensee implemented the proposed Secretary of State Exercise of Rights shall be deemed to be Excluded Historic Liabilities.

Net Cost of Exercise of Rights

5.5	(A)	A Licensee shall not be required to implement a Net Cost Exercise of Rights but may propose to the Secretary of State that a Net Cost Exercise of Rights be implemented by giving notice in writing to the Secretary of State, specifying in reasonable detail the proposed Net Cost Exercise of Rights and the reasons therefor, including details of the reduction in Historic Liabilities and the Net Cost to the Licensee which would arise, or could reasonably be expected to arise, as a result of the proposed Net Cost Exercise of Rights being implemented.

(B)	The Secretary of State (with the approval of Her Majesty’s Treasury) may require the Licensee to implement the proposed Net Cost Exercise of Rights following:

(i)	agreement by the Licensee and the Secretary of State to the proposed Net Cost Exercise of Rights; and

(ii)	the agreement of the Licensee and the Secretary of State of the compensation to be paid by the Secretary of State to the Licensee in accordance with clause 6 (Compensation for Secretary of State Exercise of Rights and Net Cost Exercise of Rights); and

(iii)	where applicable, acceptance of the proposed Net Cost Exercise of Rights by the Regulators; and

(iv)	where applicable, BNFL’s agreement being obtained in respect of such proposed Net Cost Exercise of Rights, and the Licensee shall use its reasonable endeavours to obtain such BNFL agreement.

(C)	If the Licensee fails to implement the proposed Net Cost Exercise of Rights following satisfaction of clause 5.5(B), any Historic Liabilities which would not have arisen had the Licensee implemented the same shall be Excluded Historic Liabilities.

Disputes

5.6	In relation to any dispute arising under this clause 5 (Exercise of Rights by Licensee) regarding whether or not a proposed Exercise of Rights will result in an increase or decrease in Historic Liabilities or in a Net Cost to a Licensee, or regarding the quantum of any such increase or decrease in Historic Liabilities or of any such Net Cost, any party to the dispute may refer the dispute to the Expert for resolution pursuant to clauses 30.4 to 30.11.

Licensee Undertakings

5.7	Each Licensee undertakes to the Secretary of State, subject to the Licensee’s obligations under the Licence and to the confidentiality restrictions under the BNFL Historic Contracts:

(A)	to give access to records of all Exercises of Rights made on or after the Restructuring Principles Date. Each Licensee shall procure that sufficient details are included in its records to enable the Secretary of State and any Expert to whom a dispute is referred under the preceding provisions of this clause 5 (Exercise of Rights by Licensee):

(i)	to determine whether or not the Licensee has complied with the provisions of this clause 5 (Exercise of Rights by Licensee); and

(ii)	to assess the impact on the Historic Liabilities and on the Net Cost to a Licensee of any Exercise of Rights that has been or is proposed to be made; and

(B)	without charge to make such records (and copies or extracts thereof) available to the Secretary of State and any such Expert as they may reasonably require in such form and at such times as the Secretary of State and any such Expert may reasonably require.

Review

5.8	At the request of any party and in any event no later than the third anniversary of the Restructuring Date, the Secretary of State and the Licensees shall review how this clause 5 (Exercise of Rights by Licensee) has operated in practice. Each of them shall use their reasonable endeavours to complete the review within three months of such request or the third anniversary of the Restructuring Date (as the case may be) and shall, in the conduct of the review:

(A)	submit a paper to the other parties detailing the implementation of clause 5 (Exercise of Rights by Licensee) in the period since the Restructuring Date and any proposals for improving the operation of clause 5 (Exercise of Rights by Licensee); and

(B)	shall meet not less than twice to discuss in good faith the papers prepared under this clause 5.8 and any proposals for improving the operation of clause 5 (Exercise of Rights by Licensee).

5.9	The parties agree that the carrying out of a review pursuant to clause 5.8 does not prevent a party requesting a further review thereafter (in which case the provisions of clause 5.8 shall apply mutatis mutandis), provided that a review may not be requested within three years after completion of the previous review.

6.	COMPENSATION FOR SECRETARY OF STATE EXERCISE OF RIGHTS AND NET COST OF EXERCISE OF RIGHTS

6.1	Where a Secretary of State Exercise of Rights or a Net Cost Exercise of Rights is proposed and the Secretary of State is required to compensate the Licensee, the amount of compensation (if any) payable by the Secretary of State to the Licensee (the “Licensee Historic Compensation Amount”) and the timing of the payment of such Licensee Historic Compensation Amount shall be determined in accordance with the provisions of Schedule 4 (Determination of Licensee Historic Compensation Amount) and shall be paid direct to an account notified to the Secretary of State. For the avoidance of doubt, the provisions of clauses 2.3 to 2.8 shall not apply to payments made under this clause 6.1).

7.	ESCALATION

Unless expressly stated otherwise, all monetary amounts referred to in this Agreement are stated in March 2003 money values and shall be escalated in accordance with the following formula:

Am	=	Ao x Rm
Ro

where:

“Am” is the relevant amount as escalated;

“Ao” is the relevant amount in March 2003 money values;

“Ro” is the Retail Price Index for the month of March 2003, and is 179.9 ;

“Rm” is the Retail Price Index for the month in which (i) payment is due, (ii) the event occurs which gives rise to the relevant amount, or (iii) calculation of the relevant amount is required (in each case the “relevant month”) and shall be estimated as follows if the Retail Price Index is not available:

where:

“m” is the month for which the index number is to be estimated;

“N” is the number of months between the relevant month and the month in which the index number has been most recently published;

“Rm-n ” is the Retail Price Index for the month in which the index has been most recently published; and

“Rm-n-3” is the Retail Price Index for the month three months prior to Rm-n.

8.	INTEREST

8.1	If a party fails to pay any sum payable by it under this Agreement on the due date for payment, it shall pay interest at LIBOR plus 2 per cent. per annum on that sum for the period from and including the due date up to the date of actual payment (after as well as before judgment).

8.2	Interest on each sum shall accrue from day to day and shall be compounded on each anniversary of the due date for payment.

8.3	Without limiting clause 15 (Remedies and Waivers), the right to receive interest under this clause in respect of any unpaid sum is not exclusive of any rights, powers and remedies provided by law in respect of the failure to pay the relevant sum on the due date or at all.

8.4	For the avoidance of doubt, Historic Liabilities shall include any interest on late payment where such late payment occurs other than through an act or omission of a Licensee.

9.	AMENDMENTS TO THE BNFL HISTORIC CONTRACTS

9.1	Subject to clause 9.5, no Licensee shall amend, vary, modify or alter any term of a BNFL Historic Contract or otherwise agree with BNFL to do the same except:

(A)	with the written consent of the Secretary of State, which consent shall not be unreasonably withheld if the amendment, variation, modification or alteration will result in either:

(i)	no increase in Historic Liabilities or the Costs of Discharging Liabilities; or

(ii)	an increase in the amount of Historic Liabilities or the Costs of Discharging Liabilities which, when taken together with all previous amendments, variations, modifications or alterations does not exceed £50,000; or

(iii)	an increase in the amount of Historic Liabilities or Costs of Discharging Liabilities which, when taken together with all previous amendments, variations, modifications or alterations does exceed £50,000 and the Secretary of State is satisfied that the Minimum Contracting Standard has been properly complied with in respect of the amendment, variation, modification or alteration; or

(B)	where the amendment, variation, modification or alteration is minor or required to correct a typographical error.

Notwithstanding the foregoing, a Licensee may amend, vary, modify or alter any term of a BNFL Ancillary Agreement in a manner that does not affect the terms on which any service is provided under the BNFL Ancillary Agreement in respect of Historic Fuel and does not affect any Historic Liabilities.

9.2	Except with the prior written consent of the Secretary of State, no Licensee shall amend, vary, modify or alter any term of any other contract with BNFL if to do so would increase or would reasonably be expected to result in an increase in the amount of

Historic Liabilities. For this purpose, the agreement of any project pursuant to the terms of the 1996 agreements for oxide miscellaneous services between BNFL and BEG and BEG(UK) shall be treated as an amendment to a BNFL Historic Fuel Contract, but only to the extent that such project relates to services carried out in respect of Historic Fuel.

9.3	The Secretary of State will use her reasonable endeavours to respond to any proposed amendment, variation, modification or alteration notified to her by a Licensee within a period of 30 Business Days after such notification is received. If the Secretary of State has not (a) given her consent to the proposed amendment, variation, modification or alteration, or (b) notified the Licensee of her objection thereto (giving reasons), in either case within the period specified above, the Licensee shall be free to make the proposed amendment, variation, modification or alteration without such consent. Notwithstanding the notice period referred to above, the Licensee shall give the Secretary of State as much notice of a proposed amendment as is reasonably practicable where the amendment can reasonably be expected to have an impact on the amount of Cost of Discharging Liabilities of £50,000 or more.

9.4	The parties agree that failure to amend, vary, modify or alter a BNFL Historic Contract by reason of the Secretary of State not agreeing to such amendment, variation, modification or alteration shall not constitute failure to comply with the Minimum Contracting Standard or the Minimum Performance Standard.

9.5	Where an amendment, variation, modification or alteration is required by a Regulator or to take account of a change in regulation the Licensee will consult with the Secretary of State and respond to proposals by the Secretary of State in good faith in the same manner as if any consequential Incremental Historic Liabilities were to be funded by the Licensee and not the Secretary of State. Notwithstanding the foregoing, unless:

(A)	the amendment, variation, modification or alteration is necessary to comply with a specification, direction or other formal requirement made by a Regulator to a Licensee or BNFL; or

(B)	failure by a Licensee to make the amendment, variation, modification or alteration within 6 months would result in the Licensee being in breach of Applicable Law or the BNFL Historic Contract,

the Licensee will not make such amendment, variation, modification or alteration without obtaining the prior written consent of the Secretary of State. If the Licensee fails to give reasonable notice to the Secretary of State to enable reasonable consultation to take place, any Incremental Historic Liabilities resulting from the amendment, variation, modification or alteration will be Excluded Historic Liabilities.

10.	TITLE TO FUEL AT SELLAFIELD

10.1	Each of BEG(UK) and BEG (each a “Transferor”) hereby grants to the Secretary of State an option to require that:

(A)	on the Effective Date the Transferor transfers to the Secretary of State or a person nominated by the Secretary of State (the “Transferee”) the Title Rights to all of its Sellafield Fuel and Fuel Products that are held by the Sellafield Operator on the Effective Date; and

(B)	the Transferor enters into such amendments to the BNFL Historic Fuel Contracts, and such other documents, as are necessary to provide that on Delivery of Sellafield Fuel to BNFL after the Effective Date, the Transferee acquires the Title Rights to that Sellafield Fuel and to all Fuel Products relating to such Sellafield Fuel.

10.2	The consideration payable for the transfer of the Title Rights to the Sellafield Fuel and Fuel Products referred to in clause 10.1 shall be £1.

10.3	The option shall not be exercisable unless each of the following conditions is satisfied:

(A)	the Transferee has agreed the terms on which the Sellafield Fuel and Fuel Products will be held by the Sellafield Operator;

(B)	all necessary regulatory consents, authorisations and approvals to the transfer to the Transferee of the Title Rights to the Sellafield Fuel and Fuel Products have been duly obtained and remain in force; and

(C)	BNFL, the Secretary of State and the Transferor have agreed the necessary documents:

(i)	to give effect to the transfer of Title Rights referred to in clause 10.1; and

(ii)	to ensure that the Transferor is relieved from all liability to BNFL in respect of the Sellafield Fuel and Fuel Products to be transferred to the Transferee (other than liability to make payments under the BNFL Historic Fuel Contracts), and the Transferee assumes all such liability, as from the transfer of the Title Rights in respect of those Sellafield Fuel and Fuel Products in accordance with this clause 10 (Title to Fuel at Sellafield).

If the Secretary of State so requires, the Transferor shall use all reasonable endeavours to agree such amendments.

10.4	Provided that the conditions set out in clause 10.3 have been fulfilled, the Secretary of State may exercise the option granted by a Transferor by giving notice in writing to the Transferor, specifying the Effective Date. On the Effective Date:

(A)	the Transferor and the Transferee will execute the documents referred to in clause 10.3(C); and

(B)	the Secretary of State shall pay, or procure the payment of, the consideration referred to in clause 10.2 to the Transferor.

10.5	In this clause:

(A)	“Effective Date” means a Business Day specified in the notice given by the Secretary of State under clause 10.4, which shall not be less than one month nor more than 3 months after the date on which the notice is given;

(B)	“Fuel Products” means uranium trioxide, plutonium dioxide and Wastes and Residues relating to Fuel and Non-Standard Fuel delivered to BNFL under the BNFL Historic Fuel Contracts;

(C)	“Sellafield Fuel” means Fuel and Non-Standard Fuel delivered to BNFL under the BNFL Historic Fuel Contracts;

(D)	“Sellafield Operator” means BNFL or such other person as may for the time being be the operator of the Reprocessing Site;

(E)	“Title Rights” means all title of the relevant Transferor to Sellafield Fuel and Fuel Products and all rights of the relevant Transferor under the BNFL Historic Fuel Contracts to acquire title to Sellafield Fuel and Fuel Products, including rights of the relevant Transferor to require that the Sellafield Fuel and Fuel Products are Made Available to the Transferor; and

(F)	capitalised terms not otherwise defined in this Agreement have the meanings given to them in the BNFL Historic Fuel Contracts.

10.6	For the avoidance of doubt, this Agreement shall continue unaffected notwithstanding the exercise of an option pursuant to this clause 10 (Title to Fuel at Sellafield).

11.	EVENTS OF DEFAULT

11.1	Each of the events described below in this clause constitutes a “Default Event” in relation to a Licensee or a Guarantor (the “Defaulting Party”):

(A)	the Defaulting Party fails to pay an amount due under this Agreement or any other Liabilities Document within 10 Business Days of the due date therefor, and such Default Event shall continue until such payment (together with interest thereon) is made; or

(B)	it is proved that monies provided to the Defaulting Party (excluding a Guarantor for the purposes of this clause 11.1(B)) by the Secretary of State following an application pursuant to clause 2 (Secretary of State Payments):

(i)	have, prior to payment of Historic Liabilities in relation to which the application was made, been the subject of an assignment or security interest effected by the Defaulting Party in favour of a third party not previously approved by the Secretary of State in writing; or

(ii)	have not been applied in payment of such Historic Liabilities within 15 Business Days of receipt by the Defaulting Party or of the due date for payment thereof, whichever shall be the later or held by that person for payment of Tax or Value Added Tax to the extent such monies have been provided in respect of Tax, or as the case may be, Value Added Tax obligations of the Licensee; or

(C)	the Defaulting Party is in material or persistent breach of any other provisions of this Agreement or any other Liabilities Document and such breach, if capable of remedy, has not been remedied:

(i)	where the remedy incorporates an Operational Change, within 60 Business Days; or

(ii)	in the case of any other matter, within 20 Business Days, after receipt by the Defaulting Party of notice from the Secretary of State requiring such remedy; or

(D)	if by reason of the Perpetuities and Accumulations Act 1964 any option granted to the Secretary of State under the Option Agreement (or any replacement option as referred to in this paragraph) would become void if not exercised within 21 years of its grant, a Licensee does not grant a replacement option to the Secretary of State on the same terms as those contained in the Option Agreement within 3 months of receiving a request in writing to do so from the Secretary of State made within the final year of such 21 year period; or

(E)	the Defaulting Party fails:

(i)	within 10 Business Days after being called upon to do so by the Secretary of State, to provide a certificate signed by two of its directors certifying (without personal liability except in the event of fraud or wilful default) that it is not then unable to pay its debts within the meaning of section 123(1)(e) of the Insolvency Act 1986; or

(ii)	within 40 Business Days, after being called upon to do so by the Secretary of State to provide a certificate signed by two of its directors certifying (without personal liability except in the event of fraud or wilful default) that it is not then unable to pay its debts within the meaning of section 123(2) of the Insolvency Act 1986, provided that:

(a)	if the Restructuring Date is on or prior to 31 March 2005, the Secretary of State may not require such a certificate prior to the publication of the Accounts in relation to the Financial Period ending on 31 March 2005; and

(b)	if the Restructuring Date is after 31 March 2005, the Secretary of State may not require such a certificate prior to the date which is the later of: (1) two months following the publication of the Accounts in relation to the Financial Period ending on 31 March 2005; and (2) two months after the Restructuring Date, and such Default Event shall continue for so long as no such certificate is provided; or

(F)	the Defaulting Party passes a resolution for its winding up (other than in the context of a solvent amalgamation or reconstruction in either case on terms previously approved in writing by the Secretary of State or notified in writing to NLF and the Secretary of State prior to the date of this Agreement) or a court of competent jurisdiction makes an order for its winding up or dissolution, and such Default Event shall continue thereafter without limitation in time; or

(G)	the appointment of an administrative receiver, receiver and manager or receiver over all or a material part of the Defaulting Party’s assets and such a Default Event shall continue until there is no administrative receiver, receiver and manager or receiver in office in relation to those assets; or

(H)	the appointment of a provisional liquidator or administrator in relation to the Defaulting Party, and such a Default Event shall continue until the provisional liquidator or administrator ceases to hold that office; or

(I)	the making of an administration order in relation to the Defaulting Party, and such a Default Event shall continue until the administration order is discharged; or

(J)	other than in the context of a solvent amalgamation or reconstruction in either case on terms previously approved in writing by the Secretary of State or notified in writing to the Secretary of State prior to the date of this Agreement, the Defaulting Party convenes a meeting for a creditors’ voluntary liquidation, or for a creditors’ meeting following a members’ voluntary liquidation or for the consideration by creditors of a voluntary arrangement or scheme of arrangement, and such a Default Event shall continue unless and until the relevant resolution or resolutions are voted on and not passed or are withdrawn; or

(K)	the Defaulting Party is subject to any proceeding or in a position analogous to that in clauses 11.1(E), (F), (G), (H), (I) or (J) in its jurisdiction of incorporation.

12.	EFFECT OF DEFAULT EVENT

12.1	Without prejudice to clause 12.3, if a Default Event is continuing (or, in the case of a Default Event within clause 11.1(B) or (C), for the period of 30 Business Days following receipt by the Secretary of State of written notice of the breach from the Defaulting Party after which such Default Event shall be deemed to have ceased) in relation to a Licensee or Guarantor which has not been waived in writing by the Secretary of State, the Secretary of State may give notice in writing to the Licensees that some or all of the following provisions apply:

(A)	the Licensees’ rights to receive any payment under clause 6 (Compensation for Secretary of State Exercise of Rights and Net Cost Exercise of Rights) shall be suspended, provided that a Licensee shall be entitled to receive suspended payments (without any additional amount in respect of interest for deferred payment) on cessation or waiver of the Default Event;

(B)	the Licensees shall not be entitled to take part in the exercise of rights given to the Licensees under the following clauses of this Agreement: any rights of the Licensee to apply for payment in the circumstances referred to in clause 5.2(B); clause 5.5; clause 6 and clause 21 (except for clauses 21.3 and 21.4 (Assignment)); or

(C)	the Secretary of State may, by notice in writing to the Licensees, elect that such Excluded Historic Liabilities for which the Secretary of State has not otherwise assumed responsibility under the Liabilities Documents (including pursuant to the Option Agreement) as are designated in the notice shall be discharged by the Secretary of State. In such event, the Licensees shall indemnify and keep indemnified the Secretary of State from and against any loss, cost, expense, liability, claim or damage which the Secretary of State properly and reasonably incurs or suffers, directly or indirectly, in discharging those Excluded Historic Liabilities, including:

(i)	any costs incurred or suffered by the Crown upon the acquisition by it or any other person of any Power Station or other property of a Licensee; and

(ii)	any costs incurred or suffered by the Crown upon the acquisition by it by operation of law of any Power Station or any other property of a Licensee following a Default Event.

For the avoidance of doubt, the parties acknowledge and agree that, subject to clause 12.3 and except as expressly set out at paragraph (A) above, payments under this Agreement (including, without limitation, pursuant to clause 2) shall continue on the terms of this Agreement, notwithstanding the occurrence or continuation of a Default Event or a breach of any other Liabilities Document.

12.2	The parties acknowledge that, notwithstanding the occurrence of an Default Event under clause 11.1 (E) to (K) (inclusive) in respect of a Licensee or Guarantor:

(A)	the Secretary of State shall remain liable to perform her obligations under this Agreement and the other Liabilities Documents; and

(B)	without prejudice to any obligations of the Licensees or Guarantors arising under the terms of the Liabilities Documents or the terms of any other agreement or instrument, the Secretary of State shall not be entitled to any claim or remedy by reason of the Default Event, nor shall the relevant Licensee or Guarantor have any liability to the Secretary of State solely by reason of the Default Event, whether for damages, set-off, counterclaim or otherwise.

12.3	Notwithstanding the foregoing, if a Default Event occurs under clause 11.1(D) and is continuing, the Secretary of State shall make no further payments to any Licensee except to the extent that the Secretary of State otherwise agrees.

12.4	If a Default Event falling within clause 11.1(E) to 11.1(K) is continuing in relation to a Licensee or Guarantor which has not been waived:

(A)	the Licensee and the Guarantors shall promptly produce such information in respect of Historic Liabilities as the Secretary of State may reasonably require; and

(B)	the Secretary of State may deliver a notice to the relevant Licensees and/or Guarantors requiring payment of any amount accrued and payable by the Licensees and/or Guarantors to it under this Agreement (whether or not such amount has become due and owing), including any amount accrued and payable by the Licensee to the Secretary of State in respect of Excluded Historic Liabilities (together with any interest thereon). Within two Business Days of receipt of such notice, all such amounts (together with any interest thereon) shall become immediately due and payable and the relevant Licensees and/or Guarantors shall pay all amounts specified in the notice to the Secretary of State (together with any interest thereon).

12.5	If a BNFL Historic Contract terminates (whether in whole or in part) as a result of the passing of a resolution for the winding up of, or the making of a court order for the winding up of, or the appointment of a liquidator in respect of BEG, BEG (UK), British Energy or the Ultimate Parent Company, the Secretary of State shall be obliged to make payments to BNFL in respect of Historic Liabilities accrued up to and including the date of such termination of the BNFL Historic Contract. Such accrued Historic Liabilities shall include amounts invoiced but as yet unpaid or amounts accrued but not yet invoiced at the date of such termination and the Secretary of State shall make such payment within 30 calendar days of such termination or, if later, 30 calendar days of BNFL’s invoice or, where any accrued amounts are the subject of a dispute between BNFL and a Licensee, as soon as practicable following determination of the disputed amount as an Historic Liability. The Secretary of State shall have no obligation to make payments in respect of Historic Liabilities to the extent that such Historic Liabilities arise after the date of such termination of the BNFL Historic Contract or would have arisen after such date but for the termination of such BNFL Historic Contract.

12.6	(A)	Notwithstanding clause 15 (Remedies and Waivers) this Agreement may not be terminated by any party to it and each party hereby waives any rights it may have at law to terminate this Agreement. Without prejudice to the generality of the foregoing, the Secretary of State shall not be entitled to rely on any breach or future breach (including any anticipated breach or future breach) by a

Licensee or Guarantor of this Agreement or any other Liabilities Document or on any Default Event (including any anticipated Default Event) occurring in relation to a Licensee or Guarantor under any Liabilities Document in order to:

(i)	terminate or rescind this Agreement; or

(ii)	claim that this Agreement is repudiated or that the Secretary of State’s obligations under this Agreement are discharged,

and in such circumstances the Secretary of State shall not be relieved of her obligations under this Agreement, except to the extent that this Agreement expressly so provides; and

(B)	Except as set out in the Liabilities Documents, no Licensee or Guarantor shall be liable to the Secretary of State by reason of the Secretary of State entering into or performing the Liabilities Documents, and all rights of indemnity or subrogation of the Secretary of State that might otherwise be implied by law as a result of her entering into or performing the Liabilities Documents are hereby excluded.

(C)	Notwithstanding clause 15 (Remedies and Waivers), except as expressly stated in this Agreement, this Agreement and the obligations of the Secretary of State shall be continuing obligations and shall not be impaired, discharged, void, subject to avoidance or set-off, suspended, terminated or otherwise affected by any circumstances or for any reason whatsoever (including any breach by a Licensee or Guarantor of the terms of any Liabilities Document or any principle of equity or law).

13.	DEDUCTION OR WITHHOLDING

13.1	Subject to any contrary provisions in any of the other Liabilities Documents, all payments to be made to a party by another party under this Agreement or any other Liabilities Document shall be made in full except to the extent a deduction or withholding is permitted under clause 13.2. All such payments will be free and clear of any right of set-off and from any restriction, condition or deduction because of any counterclaim.

13.2	Where such a deduction or withholding is required in relation to a payment referred to in clause 13.1 in respect of Tax and is also required by law, the Licensee shall be permitted to make such deduction or withholding.

13.3	If a Licensee becomes or will become required by law to make any deduction or withholding under clause 13.2 or there is or will be any change in the requirement to make any such deduction or withholding, the Licensee will give notice to the Secretary of State of any such requirement or change in requirement as soon as the Licensee becomes aware of it.

13.4	(A)	If, notwithstanding clause 2.8 and the foregoing provisions of this clause 13 (Deduction or Withholding), any mandatory set-off in administration, winding-up or other insolvency of a Licensee (including a set-off under Rule 2.85 or Rule 4.90 of the Insolvency Rules 1986) (a “Mandatory Set-off”) would arise in respect of any amount that would, but for this clause 13 (Deduction or Withholding), be owed by the Secretary of State (the “Recipient”) to the Licensee under any of the Liabilities Documents (the “Recipient Payment”) against any amount that would, but for this clause 13 (Deduction or Withholding), be owed by the Licensee to the Recipient on any account and that would, but for this clause 13 (Deduction or Withholding), be subject to the Mandatory Set-off (the “Licensee Payment”), then the provisions of paragraph (B) shall apply.

(B)	The Licensee Payment shall not be due, owing or payable (or capable of Mandatory Set-off or proof) in the insolvency until arrangements have been put in place (which the Secretary of State undertakes that, so far as lies within her reasonable control, she will put in place) ensuring that the Recipient Payment will be applied without reduction on account of the Mandatory Set-off towards discharging Historic Liabilities (where applicable) or otherwise in accordance with the provisions of the Liabilities Documents, and in particular in accordance with clause 2 (Secretary of State Payments).

14.	LIABILITY

14.1	The liabilities of the Licensees under this Agreement are assumed jointly and severally. If any liability of one or some but not all of the Licensees is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Licensees under this Agreement.

14.2	The Secretary of State may release or compromise the liability of one or more of the Licensees or grant time or other indulgence to one or more of the Licensees without releasing or reducing the liability of any other party.

15.	REMEDIES AND WAIVERS

15.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other document referred to in it shall affect that right, power or remedy or operate as a waiver of it.

15.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

15.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

15.4	The parties acknowledge and agree that in the event of non-performance by the Secretary of State of her obligations under this Agreement the loss or damage suffered by a Licensee by reason of such non-performance will be such that damages will not be an adequate remedy. Accordingly a Licensee, and, if the Licensee is subject to a Default Event under clause 11.1(E) to (K) (inclusive), the relevant insolvency officer shall have the right to specific performance of the Secretary of State’s obligations. Such remedy shall be in addition to, and not in lieu of other remedies available to a Licensee or insolvency officer at law or in equity.

16.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

17.	NO PARTNERSHIP

Nothing in this Agreement and no action taken by the parties shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

18.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

19.	FURTHER ASSURANCE

Each party shall at its own cost, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the other parties which any party may reasonably consider necessary for giving full effect to this Agreement and securing the full benefit of the rights, powers and remedies conferred upon it in this Agreement.

20.	ENTIRE AGREEMENT

20.1	This Agreement and the other Liabilities Documents constitute the whole and only agreement between the parties relating to the subject matter of this Agreement and the other Liabilities Documents.

20.2	Each party acknowledges that in entering into this Agreement and the other Liabilities Documents it is not relying upon any pre-contractual statement which is not set out in one or more of the Liabilities Documents.

20.3	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in one or more of the Liabilities Documents.

20.4	For the purposes of this clause 20 (Entire Agreement), “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of one or more of the Liabilities Documents made or given by any person at any time prior to the date of this Agreement.

21.	ASSIGNMENT

Prohibition on Assignment

21.1	Subject to the provisions of this Agreement, no party may, at any time:

(A)	assign all or any part of the benefit of, or its rights or benefits under, this Agreement or a BNFL Historic Contract; or

(B)	make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or a BNFL Historic Contract; or

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement or a BNFL Historic Contract.

Intra-Group Assignment

21.2	(A)	A Licensee may assign and transfer all or any part of its rights, benefits and obligations under this Agreement or under a BNFL Historic Contract to a wholly-owned Subsidiary of the Group or to the Ultimate Parent Company of the Group if:

(i)	the assignee has a Power Station transferred to it by the Licensee;

(ii)	the assignee holds all necessary licences and other regulatory consents, authorisations and approvals for (a) undertaking the Operation of the Power Station and (b) Decommissioning and the Discharge of Uncontracted Liabilities in relation to that Power Station (if the nuclear reactors at the Power Station have Closed);

(iii)	the assignee delivers to the Secretary of State a duly completed and executed Deed of Adherence;

(iv)	the Secretary of State has received all of the documents and other evidence listed in Part 2 of Schedule 5 (Deeds of Adherence and Release) in relation to that assignee;

(v)	the assignee has entered into a deed of adherence in respect of, and in accordance with the terms of, the Contribution Agreement, the Option Agreement and the NLFA; and

(vi)	the assignee has become an Additional Guarantor in accordance with the Guarantee and has delivered all documents required in connection therewith.

(B)	The transferring Licensee hereby undertakes to the Secretary of State to procure that any assignee referred to in clause 21.2(A) holds the necessary Licenses and other consents, authorisations and approvals referred to in clause 21.2(A)(ii).

(C)	Where a Licensee assigns or transfers all or any part of its rights, benefits and obligations under this Agreement in accordance with clause 21.2(A) above but that Licensee retains any rights or obligations under a BNFL Historic Contract, then, notwithstanding such assignment or transfer, the Licensee shall remain a party to this Agreement and shall not be permitted to execute a Deed of Release unless otherwise agreed by the Secretary of State.

(D)	The Licensees at the date of any Deed of Adherence hereby accept and agree that any new Licensee executing a Deed of Adherence shall thereafter be treated for all purposes as if the new Licensee had executed this Agreement subject only to the provisions of the Deed of Adherence.

(E)	Where a Licensee no longer has any rights or obligations under any of the BNFL Historic Contracts (or where the Secretary of State otherwise agrees), the parties agree, if requested by the relevant Licensee, to execute a Deed of Release.

Assignment to Third Parties

21.3	A Licensee may assign and transfer rights, benefits and obligations under this Agreement or under a BNFL Historic Contract to a third party to whom a Power Station is transferred in accordance with clause 33.3 of the NLFA to the extent reasonably necessary to facilitate the transfer of that Power Station and to enable the third party to operate the Power Station and clause 33.3(C) of the NLFA shall apply mutatis mutandis in respect of such assignment or transfer under this Agreement.

Successor Government Entity

21.4	(A)	If the Secretary of State considers that it is expedient in order to facilitate the public sector’s administration and performance of this Agreement, the Secretary of State may notify the other parties to this Agreement that such of the

Secretary of State’s rights and obligations under this Agreement as are specified in the notice (the “Substituted Rights and Obligations”) are to be assumed by another Government Entity (the “Successor Government Entity”).

(B)	If the Secretary of State issues a notice under paragraph (A), the Secretary of State shall, except where the Successor Government Entity is a Minister of the Crown or a government department, unconditionally and irrevocably guarantee the due and punctual performance by any Successor Government Entity of such obligations as are assumed by it.

(C)	If a notification complying with the foregoing requirements is given by the Secretary of State, the parties to this Agreement shall enter into such further agreements as the Secretary of State may reasonably consider necessary in order to substitute the Successor Government Entity for the Secretary of State in respect of the Substituted Rights and Obligations and to make any consequential modifications to the Liabilities Documents that are necessary to give effect to the substitution.

(D)	The Secretary of State may not require any assumption of Substituted Rights and Obligations or the making of any consequential modifications to the Liabilities Documents under this sub-clause that will adversely affect any rights of any other party to this Agreement or that will impose any additional obligations on any other party to this Agreement.

(E)	In this sub-clause, “Government Entity” means:

(i)	a Minister of the Crown;

(ii)	a government department;

(iii)	a non-departmental government body;

(iv)	a body exercising functions on behalf of the Crown; or

(v)	a body corporate established by statute, some or all of the members of which are appointed by a Minister of the Crown.

21.5	A Licensee may disclose to a proposed assignee information in its possession relating to the provisions of this Agreement and the other Liabilities Documents and the other parties which it is necessary to disclose for the purposes of the proposed assignment, notwithstanding the provisions of clause 26 (Confidentiality).

21.6	Where a party becomes a Licensee pursuant to clause 21.2, Schedule 2 (Power Stations) shall be amended to reflect the new ownership of the Power Stations.

22.	CONDUCT OF PROCEEDINGS

22.1	Within 10 Business Days of a Licensee becoming aware of (i) any material claim, action or demand, (each, a “Claim”) made against it or any other member of the Group by BNFL, or (ii) any right it or any other member of the Group may have to make a material claim or demand, or commence an action against BNFL, in either case relating to Historic Liabilities or in respect of a BNFL Historic Contract, the Licensee shall notify the Secretary of State of the Claim.

22.2	Following notification of the Claim, the Licensee shall, or shall procure that the relevant member of the Group shall:

(A)	take such action and give such information and access to personnel, premises, documents and records to the Secretary of State and its professional advisers as the Secretary of State may reasonably request and the Secretary of State shall be entitled to require the Licensee to take, or procure the relevant member of the Group to take, such action and give such information and assistance in relation to the Claim as the Secretary of State, acting reasonably and with a view to keeping Historic Liabilities to a minimum, deems fit;

(B)	at the request of the Secretary of State, allow the Secretary of State to take the sole conduct of proceedings relating to the Claim as the Secretary of State, acting reasonably, deems appropriate in connection with any such claim, action or demand in the name of the Licensee or the relevant member of the Group. In that connection the Licensee shall, or shall procure that the relevant member of the Group shall, give to the Secretary of State all such assistance as the Secretary of State may reasonably require in conducting the proceedings and shall, or shall procure that the relevant member of the Group shall, instruct such solicitors or other professional advisers as the Secretary of State may nominate to act on behalf of the Licensee or the relevant member of the Group, but to act in accordance with the Secretary of State’s sole instructions provided that, where the Secretary of State has elected to take the sole conduct of the proceedings, the Secretary of State shall, in respect of the proceedings:

(i)	provide regular written updates to the Licensee and/or relevant member of the Group; and

(ii)	consult with the Licensee and/or relevant member of the Group on a monthly basis for the duration of the proceedings (or on such other basis as is agreed by the Secretary of State and the Licensee and/or relevant member of the Group (as the case may be)) in respect of future strategy for handling the proceedings and take reasonable account of any representations made by the Licensee and/or member of the Group in respect of such future strategy; and

(C)	make no admission of liability, agreement, settlement or compromise with any third party in relation to any such Claim without the prior written consent of the Secretary of State.

22.3	In any event, the Secretary of State shall be entitled at any stage and in her absolute discretion to settle any such Claim provided that she consults the Licensee and, if applicable, the relevant member of the Group prior to settling such Claim and such consultation shall include a reasonable opportunity for the Licensee and/or relevant member of the Group to make representations to the Secretary of State in respect of the settlement of such Claim. The Secretary of State shall take reasonable account of such representations in making her decision to settle any Claim.

22.4	If at any time the Secretary of State makes payment in respect of Historic Liabilities of a Licensee and, following such payment, the Licensee or any other member of the Group recovers from BNFL any amount in respect of such of Historic Liabilities (whether or not pursuant to any Material Claim), the Licensee shall, or shall procure that the relevant member of the Group shall, pay to the Secretary of State forthwith the amount recovered and pending payment of that amount to the Secretary of State hold the amount recovered on trust for the Secretary of State in a segregated account.

22.5	In this clause 22 (Conduct of Proceedings) “Material Claim” means any claim, action of demand for an amount which represents or is reasonably likely to represent Historic Liabilities of more than £1,000,000.

23.	ACCESS TO INFORMATION

23.1	Upon being given reasonable notice, BE plc, Holdings and the Licensees shall give, or procure that there is given, to the Secretary of State, and any persons authorised by her (subject to any such person giving such confidentiality undertaking as is reasonable in the circumstances, and to the Licensees’ obligations under the Licences) full access to:

(A)	the Power Stations and the books, records and papers of the Licensees, the Guarantors and, if appropriate, any other member of the Group;

(B)	the directors and employees of the Licensees, the Guarantors and, if appropriate, any other member of the Group, who shall be instructed to give promptly all information and explanations to the Secretary of State, or any such persons as they may request; and

(C)	the SERS database for audit purposes,

in each case in order to enable the Secretary of State to exercise her rights and powers, and to perform her obligations, under this Agreement and the other Liabilities Documents to which she is a party.

23.2	Each Licensee shall use its reasonable endeavours to make available to the Secretary of State or any persons authorised by her (subject to any such person giving such confidentiality undertaking as is reasonable in the circumstances, and to the Licensees’ obligations under the Licences) the advice, records and papers of any of its advisers to enable the Secretary of State to verify that amounts paid by the Secretary of State under this Agreement are properly expended in meeting Historic Liabilities or otherwise in accordance with the terms of this Agreement.

23.3	The parties acknowledge and agree that nothing in this clause 23 (Access to Information) permits the Secretary of State and/or any persons authorised by her to have:

(A)	any access to information held on NUPER; or

(B)	any on-line access to SERS.

24.	NOTICES

24.1	A notice under this Agreement shall only be effective if it is in writing. Telexes and e-mail notices are not permitted but faxes are permitted.

24.2	Notices under this Agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Party	Address	Facsimile No.	Attention:
The Secretary of State	One Victoria Street London SW1V 0ET	020 7215 0138	Head of BE Team, Energy Group, Department of Trade and Industry

BEG	c/o the Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	*****	c/o Company Secretary, British Energy Group plc

BEG(UK)	c/o the Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	*****	c/o Company Secretary, British Energy Group plc

BE plc	c/o the Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	*****	c/o Company Secretary, British Energy Group plc

***	Indicates materials omitted and filed separately with the Commission.

Party	Address	Facsimile No.	Attention:
Holdings	c/o the Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	*****	c/o Company Secretary, British Energy Group plc

provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 24 (Notices). That notice shall only be effective on the date falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

24.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class post from the United Kingdom to a United Kingdom address, two clear Business Days after the date of posting;

(C)	if sent by first class airmail to an address outside the United Kingdom, five clear Business Days after the date of posting; and

(D)	if sent by facsimile, when clearly received in full.

24.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

24.5	The provisions of this clause shall not apply in relation to the service of Service Documents.

25.	ANNOUNCEMENTS

25.1	Subject to clauses 25.2 and 25.3, no announcement concerning the transaction contemplated by this Agreement or any ancillary matter shall be made by either party without the prior written approval of the other, that approval not to be unreasonably withheld or delayed.

25.2	A party may, after consultation with the other parties, make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by:

(A)	law; or

***	Indicates materials omitted and filed separately with the Commission.

(B)	any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the UK Listing Authority, the London Stock Exchange, the Financial Services Authority or the Panel on Takeovers and Mergers, whether or not the requirement has the force of law.

25.3	The Secretary of State may make an announcement to Parliament concerning the subject matter of this Agreement or any ancillary matter if she considers that it is appropriate to do so pursuant to her duty to Parliament but, when reasonably practicable, shall consult with BE plc prior to such announcement.

25.4	The restrictions contained in this clause 25 shall continue to apply without limit in time.

26.	CONFIDENTIALITY

26.1	Each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement;

(D)	the business and operations, assets, liabilities and financial position of the Group; or

(E)	another party.

26.2	Each party shall:

(A)	not disclose any such confidential information to any person other than any of its directors or employees or those of any of the Group who needs to know such information in order to discharge his or her duties; and

(B)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 26 (Confidentiality) as if such person were a party to this Agreement.

26.3	Notwithstanding the other provisions of this clause 26 (Confidentiality), a party may disclose any such confidential information:

(A)	if and to the extent required by law or for the purpose of any judicial proceedings;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the UK Listing Authority, the London Stock Exchange, the Financial Services Authority or the UK Panel on Take-overs or Mergers, whether or not the requirement for information has the force of law;

(C)	if and to the extent required to vest the full benefit of this Agreement in that party;

(D)	if and to the extent required for the purpose of any Expert Determination or arbitration pursuant to clause 30 (Dispute Resolution);

(E)	to its professional advisers, auditors and bankers;

(F)	if and to the extent the information has come into the public domain through no fault of that party;

(G)	if and to the extent required to perform its obligations under this Agreement and under the BNFL Historic Contracts;

(H)	if and to the extent the other parties have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed;

(I)	pursuant to clause 21.5; or

(J)	to any of the following:

(i)	the Bondholders and the Consenting Bondholders (each as defined in the Creditor Restructuring Agreement);

(ii)	Enron Capital and Trade Resources International Corporation, Total Gas & Power Limited and Teesside Power Limited; or

(iii)	the EPL Lenders (as defined in the Creditor Restructuring Agreement);

and their respective actual or potential transferees, their respective professional advisers, auditors and bankers, and, if and to the extent required by any regulatory body or governmental body to which any of the entities referred to above respectively is subject or submits, whether or not the requirement for information has the force of law.

Any information to be disclosed pursuant to paragraphs (A), (B) and (C) shall be disclosed only after notice to the other parties.

26.4	Notwithstanding any other provisions of this clause 26 (Confidentiality), the Secretary of State may disclose information to Parliament to the extent that she considers that it is appropriate to do so pursuant to her duty to Parliament but, where reasonably practicable, shall consult with BE plc prior to such disclosure.

26.5	The restrictions contained in this clause 26 (Confidentiality) shall continue to apply without limit in time.

27.	COSTS AND EXPENSES

Except as otherwise agreed in writing or as stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

28.	COUNTERPARTS

28.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

28.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

29.	CHOICE OF GOVERNING LAW

This Agreement is to be governed by and construed in accordance with English law.

30.	DISPUTE RESOLUTION

Negotiation

30.1	Save in relation to provisions of this Agreement containing express procedures for resolution of a disagreement or dispute between the parties, in relation to which clauses 30.2 and 30.3 shall not apply, if a party becomes aware of a disagreement, dispute or controversy (a “Dispute”) arising out of or in connection with this Agreement, including any Dispute regarding the existence, validity or termination of this Agreement, it shall provide the other parties to the Dispute with a notice (a “Notice of Dispute”) including full particulars of the Dispute and any proposal for resolution of the Dispute.

30.2	Upon delivery of a Notice of Dispute, the relevant parties (the “Disputing Parties”) shall promptly meet and in good faith use their reasonable endeavours to resolve that Dispute.

30.3	If the Disputing Parties are unable to reach agreement under clause 30.2 within 20 Business Days of delivery of a Notice of Dispute (the “Initial Resolution Period”), the Dispute shall be referred for resolution:

(A)	by an Expert in circumstances in which this Agreement expressly provides for reference of the Dispute to an Expert; and

(B)	by arbitration in all other circumstances.

Expert determination

30.4	If, pursuant to the terms of this Agreement, a Dispute requires resolution by an Expert, the Disputing Parties shall use their reasonable endeavours to agree the type and identity of the Expert to be appointed.

30.5	If the Disputing Parties do not agree, within 10 Business Days of the expiry of the Initial Resolution Period:

(A)	as to the type of Expert to be appointed, the matter shall be referred to the Chairman of the City Disputes Panel (“CDP”) who shall be requested to determine, as soon as practicable after such referral, the appropriate type of Expert to resolve the Dispute; or

(B)	as to the identity of the Expert to be appointed, the matter shall be referred to the President, Chairman or other senior representative of the appropriate professional body who shall be requested to determine, as soon as practicable after such referral, the identity of the Expert to resolve the Dispute.

If clause 30.5(A) applies, the Disputing Parties shall use their reasonable endeavours to agree the identity of the Expert within 10 Business Days of the CDP’s determination. If agreement on the identity of the Expert is not reached within such period, clause 30.5(B) shall apply. Any Expert identified pursuant to this clause 30.5 shall be an “Expert” for the purposes of the remaining provisions of this clause 30 (Dispute resolution).

30.6	The procedure to be followed in order to resolve the Dispute shall be decided by the Expert, save that such procedure shall include the taking of submissions from each of the Disputing Parties.

30.7	Each Disputing Party shall provide or procure the provision to the Expert of all such information as the Expert shall reasonably require, including provision of such information by its advisers, and shall give all such assistance to the Expert as the Expert shall reasonably require and as shall be required to allow the Expert to reach a decision as soon as reasonably practicable.

30.8	The Expert shall be instructed to make a determination in respect of the Dispute within the shortest practical time from his appointment and to deliver a report to the Disputing Parties stating his or her opinion as to the matters under dispute.

30.9	Any Expert shall act as an expert and not as an arbitrator.

30.10	The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties in dispute.

30.11	The costs of the Expert shall be paid by the parties in dispute equally or as otherwise determined by the Expert.

Arbitration

30.12	If a Dispute arises which is not expressly required by this Agreement to be referred to Expert determination and it is not resolved by the Disputing Parties within the Initial Resolution Period (or such longer period as the parties may mutually agree), the Dispute shall be referred to arbitration in accordance with clause 30.13.

30.13	Any Dispute to be referred to arbitration under this Agreement shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which rules are deemed to be incorporated into this clause 30.13. The tribunal shall consist of one arbitrator. The seat of arbitration shall be London. The language of arbitration shall be English.

Interlocutory relief

30.14	Nothing in this Agreement shall prevent a party from applying to the court for interlocutory relief to preserve the position of the parties pending the resolution of a Dispute in accordance with the provisions of this Agreement unless the application for such relief is intended to impede the procedures detailed in this clause 30 (Dispute Resolution).

31.	JURISDICTION

31.1	The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Agreement: Any Proceedings may be brought in the English courts.

31.2	Any Proceedings may also be brought in the courts of Scotland.

31.3	Any party may bring Proceedings in any court which has jurisdiction other than by virtue of clause 32 (Agent for Service).

31.4	This clause 31 (Jurisdiction) shall not limit the right or any party to bring Proceedings, to the extent permitted by law, in the courts of more than one jurisdiction at the same time.

31.5	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any like ground, to the taking of Proceedings by anther party in any court in accordance with this clause. Each party also agrees that a judgment against it in Proceedings brought in any jurisdiction in accordance with this clause 31 (Jurisdiction) shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

31.6	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and of any other court in which Proceedings may be brought in accordance with this clause.

31.7	This clause 31 (Jurisdiction) is subject to the provisions of clause 30 (Dispute Resolution).

32.	AGENT FOR SERVICE

32.1	BEG(UK), and BE plc and Holdings (the “Appointing Parties”) irrevocably appoint BEG to be their agent for the receipt of Service Documents and each of them agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules 1998 (as amended).

32.2	If an agent at any time ceases for any reason to act as such for one, some or all of the Appointing Parties, such Appointing Parties shall appoint a replacement agent having an address for service in England and Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the Secretary of State shall be entitled by notice to appoint a replacement agent to act on behalf of the Appointing Parties. The provisions of this clause 32 (Agent for Service) applying to service or an agent apply equally to service on a replacement agent.

32.3	A copy of any Service Document served on an agent shall be sent by post to the relevant Appointing Party or Parties. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

32.4	“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings.

33.	VARIATION

Subject to any other provision of this Agreement, this Agreement shall not be varied unless such variation shall have been expressly agreed in writing by each of the parties to this Agreement (or one of its duly authorised representatives).

Schedule 1

BNFL Historic Contracts

1.	The “BNFL Historic Contracts” are comprised of the BNFL Historic Fuel Contracts and the BNFL Ancillary Agreements, in each case as amended and restated by the parties pursuant to a deed of amendment entered into between BNFL and BEG or BEG(UK) (as the case may be) on 16th May 2003 and as amended and/or supplemented from time to time.

2.	The following contracts comprise the “BNFL Historic Fuel Contracts”:

(a)	the 1995 agreement between BEG and BNFL for the storage and reprocessing of Historic Fuel;

(b)	the 1997 agreement between BEG and BNFL for spent fuel management services in relation to Historic Fuel;

(c)	the 1995 agreement between BEG(UK) and BNFL for the reprocessing and storage of Historic Fuel; and

(d)	the 1995 agreement between BEG(UK) and BNFL for the long-term storage of Historic Fuel and related services.

3.	The following contracts comprise the “BNFL Ancillary Agreements”:

(a)	the 1996 agreement between BEG and BNFL for flask maintenance services;

(b)	the 1996 agreement between BEG(UK) and BNFL for flask maintenance services;

(c)	the 1997 new agreement between BEG and BNFL for flask maintenance services;

(d)	the 1997 new agreement between BEG(UK) and BNFL for flask maintenance services;

(e)	the 1996 agreement between BEG and BNFL for oxide miscellaneous services;

(f)	the 1996 agreement between BEG(UK) and BNFL for oxide miscellaneous services;

(g)	the 1997 agreement between BEG and BNFL for rail transport services for irradiated nuclear fuel in the UK; and

(h)	the 1997 agreement between BEG(UK) and BNFL for rail transport services for irradiated nuclear fuel in the UK.

Schedule 2

Power Stations

Part 1: BEG Power Stations

1.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 61 dated on or after 25th March 1996 and known as Dungeness “B” station.

2.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 59 dated on or after 25th March 1996 and known as Hartlepool nuclear power station.

3.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 60 dated on or after 25th March 1996 and known as Heysham 1 station.

4.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 60 dated on or after 25th March 1996 and known as Heysham 2 station.

5.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 62 dated on or after 25th March 1996 and known as Hinkley Point “B” station.

6.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 63 dated on or after 25th March 1996 and known as Sizewell “B” station.

Part 2: BEG (UK) Power Stations

1.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. Sc 11 dated on or after 25th March 1996 and known as Hunterston “B” station.

2.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. Sc 10 dated on or after 25th March 1996 and known as Torness nuclear power station.

Schedule 3

Strategic Exercises of Rights

1.	Agreement for the storage and reprocessing or irradiated oxide fuel and related services dated 31 March 1995 between BNFL and Nuclear Electric plc dated 31 March 1995, as novated and as amended and restated by a deed of amendment dated 16 May 2003

1.1	Clause 8.25

1.2	Clause 8.27

1.3	Clause 8.38

1.4	Clause 8.39

1.5	Clause 9.3.2

1.6	Clause 10.20

1.7	Clause 10.21

1.8	Clause 10.23

1.9	Clause 10.35

1.10	Clause 10.36

1.11	Clause 10.38

1.12	Clause 10.39

1.13	Clause 10.40A

1.14	Clause 10.40B

1.15	Clause 10.41

1.16	Appendix 7, Clause 5

1.17	Appendix 9, Clause 5

2.	Agreement for Spent Fuel Management Services between BNFL and Nuclear Electric Limited dated 3 June 1997, as amended and restated by a deed of amendment dated 16 May 2003

2.1	Clause 9.24

2.2	Clause 9.26

2.3	Clause 9.40

2.4	Clause 9.41

2.5	Clause 11.9

2.6	Clause 11.16

2.7	Clause 11.17

2.8	Clause 13.6

2.9	Clause 13.9

2.10	Clause 13.10

2.11	Clause 14.17

2.12	Clause 14.23

2.13	Clause 14.25

2.14	Clause 14.26

2.15	Clause 16.3.4

2.16	Clause 25.3

2.17	Appendix 10, clause 5

2.18	Appendix 12, clause 5

3.	Agreement for the Storage and Reprocessing of Irradiated Oxide Fuel and Related Services between BNFL and Scottish Nuclear Limited dated 30 March 1995 as amended and restated by a deed of amendment dated 16 May 2003

3.1	Clause 8.25

3.2	Clause 8.27

3.3	Clause 8.38

3.4	Clause 8.39

3.5	Clause 9.3

3.6	Clause 10.20

3.7	Clause 10.21

3.8	Clause 10.22

3.9	Clause 10.23

3.10	Clause 10.24

3.11	Clause 10.35

3.12	Clause 10.35A

3.13	Clause 10.35B

3.14	Clause 10.36

3.15	Clause 10.38

3.16	Clause 10.39

3.17	Clause 10.41

3.18	Appendix 7, clause 5

3.19	Appendix 9, clause 5

4.	Agreement for the Long Term Storage of Irradiated Oxide Fuel and Related Services dated 30 March 1995 between BNFL and Scottish Nuclear Limited as amended and restated by a deed of amendment dated 16 May 2003

4.1	Clause 5.4.2

4.2	Clause 5.5

4.3	Clause 6.8

4.4	Clause 7.3.6

4.5	Clause 7.3.7

4.6	Clause 16.3

5.	Agreement for Oxide Flask Maintenance Services between BNFL and Nuclear Electric plc dated 31 March 1996, as novated and as amended and restated by a deed of amendment dated 16 May 2003

5.1	Clause 19.6

6.	New agreement for Oxide Flask Maintenance between BNFL and Nuclear Electric Limited dated 3 June 1997, as amended and restated by a deed of amendment dated 16 May 2003

6.1	Clause 18.6

7.	Agreement for Rail Transport Services of Irradiated Nuclear Fuel in the United Kingdom between BNFL and Nuclear Electric dated 3 June 1997, as amended and restated by a deed of amendment dated 16 May 2003

Not applicable

8.	Agreement for Oxide Flask Maintenance Services between BNFL and Scottish Nuclear Limited dated 29 March 1996, as novated and as amended and restated by a deed of amendment dated 16 May 2003

8.1	Clause 19.6

9.	New agreement for Oxide Flask Maintenance between BNFL and Scottish Nuclear Limited dated 3 June 1997, as amended and restated by a deed of amendment dated 16 May 2003

9.1	Clause 19.6

10.	Agreement for Rail Transport Services of Irradiated Nuclear Fuel in the United Kingdom between BNFL and Scottish Nuclear Limited dated 3 June 1997, as amended and restated by a deed of amendment dated 16 May 2003

Not	applicable.

Schedule 4

Determination of Licensee Historic Compensation Amount

1.	DETERMINATION OF LICENSEE HISTORIC COMPENSATION AMOUNT

1.1	Where a Secretary of State Exercise of Rights or a Net Cost Exercise of Rights (referred to in this paragraph as an “Exercise”) is proposed, the Licensee shall, within 30 Business Days after the Exercise is proposed:

(A)	provide the Secretary of State with the written estimate of the expected costs (including attributable overheads) and revenues resulting from the Exercise referred to in paragraph 1.2; and

(B)	elect whether it wishes to be compensated on the Actual Basis referred to in paragraph 1.3 or the Estimated Basis referred to in paragraph 1.4 and, if the Licensee elects to be compensated on the Actual Basis, specify the Licensee’s proposals for assessing costs and revenues and reflecting them in compensation payments by the Secretary of State.

1.2	The estimate of costs and revenues to be provided by the Licensee will either:

(A)	(i)	be prepared using expected values (i.e. the amounts that take account of all possible outcomes using probabilities to weight the outcomes);

(ii)	so far as practicable, take account of all effects, including effects on Tax and interest costs; and

(iii)	estimate the costs and revenues by Financial Period; or

(B)	be prepared on such other basis as the Licensee and the Secretary of State may agree.

1.3	The “Actual Basis” of compensation requires the Secretary of State to pay to the Licensee compensation measured on the basis of the actual costs (including attributable overheads) or reductions in revenues, adjusted for actual reductions in such costs or increases in revenues as a result of the Exercise. Such compensation payments will be made as and when the costs or reductions in revenues are incurred.

1.4	The “Estimated Basis” of compensation requires the Secretary of State to pay to the Licensee compensation measured on the basis of the estimated costs (including attributable overheads) or reductions, adjusted for expected reductions in such costs or increases in revenues as a result of the Exercise. Such compensation payments will be made at the times when the increases in costs or reductions in revenues are expected to be incurred.

1.5	In the case of a Net Cost Exercise of Rights, the compensation payment to the Licensee shall be increased by an incentivisation margin, to be proposed by the Licensee acting reasonably, that reflects the risk incurred by the Licensee in connection with the Net Cost Exercise of Rights.

2.	Information

The Licensee shall provide and shall use reasonable endeavours to procure that the Group and the Licensee’s accountants and advisers provide without charge such reasonable access to their personnel, books and records, calculations and working papers as the Secretary of State or her advisers may request in connection with their consideration of any estimates or proposals under this Schedule 4.

3.	Disputes

3.1	The Secretary of State may dispute any estimate or proposal provided by the Licensee in accordance with the foregoing provisions of this Schedule 4 by notice in writing to the Licensee within 30 Business Days of receiving that estimate or proposal. The notice shall specify which items are disputed and the reasons therefor (the “Disputed Items”).

3.2	If the Secretary of State does not serve a notice under paragraph 3.1 within the 30 Business Day period, the estimate or proposal shall be deemed to have been accepted by the Secretary of State.

3.3	If the Secretary of State serves a notice under paragraph 3.1, then the Licensee and the Secretary of State shall use their reasonable endeavours to resolve the Disputed Items and either:

(A)	if the Licensee and the Secretary of State reach agreement on the Disputed Items within 20 Business Days of the notice being served (or such longer period as the Licensee and the Secretary of State may agree in writing), the estimate or proposal shall be amended to reflect such agreement; or

(B)	if the Licensee and the Secretary of State do not reach agreement in accordance with paragraph (A), the Licensee or the Secretary of State may refer the Disputed Items to an Expert.

3.4	In any reference to the Expert in accordance with paragraph 3.3:

(A)	the Expert shall be directed to determine any dispute by reference to the principles and methodologies set out in this Schedule;

(B)	the estimate or proposal shall be adjusted as necessary to reflect the decision of the Expert and, as amended, shall be signed by the Expert; and

(C)	the Secretary of State and the Licensee shall use their reasonable endeavours to procure that the Expert is able to make a final determination within 20 Business Days of the referral of the dispute to him or her.

Schedule 5

Deeds of Adherence and Release

Part 1: Form of Deed of Adherence

THIS DEED POLL is made on [                    ] by [                    ], a company incorporated [in/under the laws of] [            ] under registered number [            ], whose registered office is at [            ] (the “New Licensee”).

WHEREAS:

(A)	By an agreement dated [ ], [ ] [transferred/novated] to the New Licensee its rights [and obligations] under the [describe relevant BNFL Historic Contracts] (the “Contracts”).

(B)	This Deed Poll is entered into in compliance with the terms of clause 21 (Assignment) of the Historic Liabilities Funding Agreement dated January, 2005 between (1) the Secretary of State for Trade and Industry, (2) British Energy Generation (UK) Limited, (3) British Energy Generation Limited, (4) BE plc and (5) Holdings (as such agreement shall have been or may be amended, supplemented or novated from time to time) (the “Agreement”).

THIS DEED POLL WITNESSES as follows:-

1.	Words and expressions defined in the Agreement shall have the same meaning in this Deed Poll unless given a different meaning in this Deed Poll.

2.	The New Licensee undertakes to adhere to and be bound by the provisions of the Agreement, and to perform the obligations imposed by the Agreement which are to be performed on or after the date of this Deed Poll, in all respects as if the New Licensee were a party to the Agreement and named therein as a Licensee.

3.	The New Licensee represents and warrants to the persons referred to in paragraph 4 of this Deed Poll that as at the date hereof:

(a)	it has all the necessary regulatory consents and approvals for undertaking:

(i)	the Operation of [the]/[each] Power Station (but only to the extent that the nuclear reactors at such Power Stations have not permanently ceased generating electricity), and

(ii)	the Decommissioning of [the]/[each] Power Station and the Discharge of Uncontracted Liabilities in relation to [the]/[each] Power Station (if the nuclear reactors at such Power Station[s] have permanently ceased generating electricity); and

(b)	it is the [owner/operator] of the Power Station.

4.	The New Licensee also represents warrants and covenants on the terms of clause 20 (Representations and Warranties) and clause 21 (Covenants) of the NLFA.

5.	This Deed Poll is made for the benefit of (a) the original parties to the Agreement and (b) any other person or persons who after the date of the Agreement (and whether or not prior to or after the date of this Deed Poll) adheres to the Agreement.

6.	References in Schedule 2 (Power Stations) of the Agreement to a Power Station being licensed to the Licensee shall be construed as a reference to the Power Station being licensed to the New Licensee and Schedule 2 shall be amended to show the New Licensee as Licensee of the Power Station.

7.	The address and facsimile number of the New Licensee for the purposes of clause 26 (Notices) of the Agreement are as follows:

Party and title of individual	Address	Facsimile no.	Attention
•	[Its registered office from time to time]	•	•

8.	This Deed Poll shall be governed by and construed in accordance with English law.

9.	The provisions of clause 31 (Jurisdiction) of the HLF Agreement shall apply equally to this Deed Poll.

10.	The agent for receipt of Service Documents on behalf of the New Licensee for the purposes of clause 32 (Agent for Service) of the HLF Agreement is • of •.

IN WITNESS of which this Deed Poll has been executed and delivered by the New Licensee on the date which first appears above.

[Appropriate execution clause]

Part 2: Additional information to be delivered by an assignee

1.	A certified copy of the constitutional documents of the assignee.

2.	A certified copy of a resolution of the board of directors of the assignee:

(a)	approving the terms of, and the transactions contemplated by, the Deeds of Adherence and Release and the Liabilities Documents and resolving that it execute the Deeds of Adherence and Release; and

(b)	authorising a specified person or persons to execute the Deeds of Adherence and Release on its behalf.

3.	A copy of any other authorisation or other document, opinion or assurance which the Secretary of State considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Deeds of Adherence and Release or for the validity and enforceability of any Liabilities Document.

Part 3: Form of Deed of Release

THIS DEED is made on [                    ] by:

(1)	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of One Victoria Street, London SW1V 0HT (the “Secretary of State”);

(2)	[THE TRANSFERRING LICENSEE] of [ ] (registered in [ ] No. [ ]) (“New Licensee”);

(3)	[THE NEW LICENSEE] of [ ] (registered in [ ] No. [ ]) (“New Licensee”);

(4)	[[THE OTHER LICENSEES], being at the date of this Deed the persons listed in Schedule 1 to this Deed;]

(5)	BRITISH ENERGY GROUP PLC, of Systems House, Alba Campus, Livingston, EH54 7EG (registered in Scotland No. SC270184) (“BE plc”);

AND

(6)	BRITISH ENERGY HOLDINGS PLC, of Systems House, Alba Campus, Livingston, EH54 7EG (registered in Scotland No. SC270186) (“Holdings”)

WHEREAS:

(A)	By an agreement dated [ ], the Transferring Licensee transferred to the New Licensee the nuclear power generating station[s] at [ ] (the “Power Station[s]”).

(B)	The Transferring Licensee wishes to be released and discharged from the HLF Agreement (as defined below) and the Secretary of State has agreed to release and discharge the Transferring Licensee from the HLF Agreement upon the terms of this Deed.

(C)	This Deed is entered into in compliance with the terms of clause 21 (Assignment) of the historic liabilities funding agreement dated January, 2005 between (1) the Secretary of State for Trade and Industry, (2) British Energy Generation (UK) Limited, (3) British Energy Generation Limited, (4) BE plc and (5) Holdings (as such agreement shall have been or may be amended, supplemented or novated from time to time) (the “HLF Agreement”).

THIS DEED WITNESSES as follows:-

1.	Words and expressions defined in the HLF Agreement shall have the same meaning in this Deed unless given a different meaning in this Deed.

2.	With effect from the date hereof and in consideration of the New Licensee entering into a deed of adherence [on or about the date hereof] by which it agrees to be bound by the terms of the HLF Agreement as a Licensee, the parties to this Deed (other than the Transferring Licensee) hereby release and discharge the Transferring Licensee from its obligations under the HLF Agreement, except for the Transferring Licensee’s obligations in respect of, and liability for, any amount payable by the Licensee to the Secretary of State in connection with any Excluded Historic Liabilities.

3.	Notwithstanding the provisions of paragraph 2, nothing in this Deed shall affect or prejudice any claim or demand whatsoever which the Secretary of State may have against the Transferring Licensee in relation to the HLF Agreement and arising out of matters prior to the date hereof.

4.	With effect from the date hereof and in consideration of the undertakings given by the Secretary of State in paragraph 2, the Transferring Licensee hereby releases and discharges the Secretary of State from all obligations to observe, perform, discharge and be bound by the HLF Agreement. Notwithstanding this undertaking and release, nothing in this agreement shall affect or prejudice any claim or demand whatsoever which the Transferring Licensee may have against the Secretary of State in relation to the HLF Agreement and arising out of matters prior to the date hereof.

5	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

6.	This Deed shall be governed by and construed in accordance with English law.

7.	The provisions of clause 31 (Jurisdiction) of the HLF Agreement shall apply equally to this Deed.

8.	The agent for receipt of Service Documents on behalf of the New Licensee for the purposes of clause 32 (Agent for Service) of the HLF Agreement is • of •.

IN WITNESS of which this Deed has been executed and delivered by the parties on the date which first appears above.

[Execution clause]

Schedule 1

(Other Licensees)

Name	Registered Address	Registered Number

[Details to be inserted.]

SECRETARY OF STATE SIGNED by a senior official of the Department of Trade and Industry duly authorised to sign on behalf of the Secretary of State:

SIGNED by as attorney for BRITISH ENERGY GENERATION (UK) LIMITED

SIGNED by as attorney for BRITISH ENERGY GENERATION LIMITED

SIGNED by as attorney for BRITISH ENERGY GROUP PLC

SIGNED by as attorney for BRITISH ENERGY HOLDINGS PLC